Exhibit 2.9

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2).

Such excluded information is not material and is the type that the registrant treats as private or confidential.

From:

Extreme Networks Ireland Holding Ltd.,

Rineanna House, Shannon Free Zone, Co. Clare, V14 DC42, Republic of Ireland

And:

Extreme Networks, Inc.,

6480 Via Del Oro, San Jose, CA 95119, USA

To:

InfoVista SAS

To the attention of Mr. José Duarte

23 avenue Carnot,

91300 Massy (France)

(the “Beneficiary” or the “Seller”)

6 August 2021

Re: Put option relating to the acquisition of Ipanematech SAS

Dear Sir,

We refer to our binding offer letter dated May 16, 2021 and our subsequent discussions relating to the contemplated acquisition by Extreme Networks Ireland Holding Ltd., a limited liability company, incorporated under the laws of Ireland, having its registered address at Rineanna House, Shannon Free Zone, Co. Clare, V14 DC42, Republic of Ireland, and registered under the identification number 628827 (“we” or the “Purchaser”) of 100% of the shares issued by Ipanematech, a French société par actions simplifiée with a share capital of 34,652,560 euros, having its registered office at 23 avenue Carnot, 91300 Massy (France), registered under the identification number 893 657 866 R.C.S. Evry (the “Transaction”).

This letter agreement and its appendices (the “Put Option Agreement”) set forth the Purchaser’s irrevocable commitment to purchase the Transferred Shares, on the terms and subject to the conditions set forth in (i) this Put Option Agreement, and (ii) the agreed form sale and purchase agreement attached as Appendix 1 hereto (the “SPA”).

Capitalized terms not otherwise defined in this Put Option Agreement shall have the meaning ascribed to them in the SPA. Moreover, Articles 2, and 15 to 28 of the SPA shall be incorporated in this Put Option Agreement by reference as if set out herein and shall apply mutatis mutandis as if references in those articles to “the Agreement” (or any similar expression) were to this Put Option Agreement.

[Signature Page to Transition Services Agreement]

We acknowledge that before the Beneficiary is in a position to take any decision to enter into any binding agreement with respect to the Transaction, (i) the works council (comité social et économique) of InfoVista SAS (the “Works Council”) must be informed and consulted in connection with the Transaction pursuant to article L. 2323-33 or, if applicable article L. 2312-8, of the French Labor Code (the “Information/Consultation Process”) and (ii) all employees of the Company must  be informed of the contemplated Transaction and the sale of the Transferred Shares in accordance with article L. 23-10-1 et seq. of the French Commercial Code (the “Hamon Process” and together with the Information/Consultation Process, the “Consultation Process”).

1.	Commitment to acquire the Transferred Shares

1.1

The Purchaser hereby irrevocably and unconditionally undertakes to acquire the Transferred Shares for an aggregate consideration, and on the other terms and conditions, as set forth in the SPA, subject only to the sending by the Beneficiary, at its discretion, of a notice of its decision to sell the Transferred Shares to the Purchaser (the “Put Option”, and the notice of such decision being referred to as the “Put Option Notice”) to the extent delivered by the Beneficiary on or prior to the Put Option Validity Date pursuant to the terms of this Put Option Agreement.

The Beneficiary accepts the benefit of the Put Option as an option solely, without any undertaking to exercise such Put Option, to execute the SPA and/or to proceed with the Transaction, which the Purchaser acknowledges and agrees.

The Put Option Notice shall specify (i) the date (being a Business Day between three (3) and five (5) Business Days after the sending of such notice) at which shall be executed the SPA by the Parties (the “Execution Date”), (ii) the confirmation that the execution by the Parties of the SPA will take place through Docusign and (iii) the location in Paris (France) at which shall be executed the SPA by the Parties on the Business Day following the Execution Date (in which case such date shall be deemed to be the Execution Date) in the event the Purchaser or the Purchaser Parent has not provided the information required in order to implement the Docusign process (i.e. the identity of the authorized signatories, his/her/their cell phone number and email address) at the latest one (1) Business Day following the delivery of the Put Option Notice. Subject to the sending of the Put Option Notice on or prior to the Put Option Validity Date and in accordance with the terms of this Put Option Agreement, the Purchaser, the Purchaser Parent and the Seller undertake to execute the SPA on the Execution Date through Docusign, or as the case may be at the location specified in the Put Option Notice.

It is hereby expressly specified that the validity and enforceability of the Put Option is not subject to the execution of the SPA, and, accordingly, upon exercise of the Put Option, the sale of the Transferred Shares at the price and under the other terms and conditions set forth in the SPA shall be definitive, whether or not the SPA is executed on the date and at the location indicated in the Put Option Notice.

1.2	For the Put Option Notice to be valid, the Seller shall also confirm to the Purchaser completion of the Consultation Process.

For the purpose of this Put Option Agreement, the Consultation Process shall be deemed to have been completed in relation to the Transaction if both the Information/Consultation Process and the Hamon Process are completed as provided below:

(i)	the Information/Consultation Process shall be deemed to have been completed if, either

a.

the Beneficiary receives a duly executed copy of the minutes of the meeting during which the Works Council has issued its final opinion (whether positive or negative) with respect to the Transaction; or

b.	in the absence of any such final opinion, the Works Council shall be deemed to have rendered a final opinion in accordance with French law and regulations;

(ii)	the Hamon Process shall be deemed to have been completed if either:

a.

each of the employees of the Company has either (x) made an offer for the purchase of the Transferred Shares in accordance with article L. 23-10-1 of the French Commercial Code, or (y) individually waived in writing his/her right to make an offer to acquire the Transferred Shares according to article L. 23-10-1 of the French Commercial Code; or

b.

in the absence of such offers or waivers, the expiry of a two-month period following the date on which all employees of the Company have been informed of the contemplated Transaction and their right to make an offer in relation to the sale of the Transferred Shares in accordance with the Hamon Process.

1.3	The Put Option will enter into force on the date of this Put Option Agreement (the “Put Option Agreement Date”) and shall remain valid until 23h59 (Paris time) on the latest of the following dates:

(i)	five (5) Business Days after the Consultation Process has been completed (or deemed to be completed); and

(ii)	three (3) months after the Put Option Agreement Date,

(the “Put Option Validity Date”).

1.4

The Purchaser agrees that, in accordance with article 1217 of the French Civil Code, the obligations of the Purchaser and the Purchaser Parent pursuant to the Put Option, including the obligation of the Purchaser and the Purchaser Parent to sign the SPA, may be enforced through specific performance, without prejudice to the right to claim for damages. The Purchaser and the Purchaser Parent hereby acknowledges and agrees that any specific performance action in respect of this Put Option and the obligations provided herein will constitute a valid and balanced course of action falling outside of the “manifest disproportion” (disproportion manifeste) exclusion contained in article 1221 of the French Civil Code.

1.5

The Purchaser, the Purchaser Parent and the Beneficiary acknowledge that the Put Option is definitive and irrevocable until the Put Option Validity Date (included) and that it cannot be withdrawn in any circumstance (either prior to or after the exercise of the Put Option by the Beneficiary) on or prior to such date, except by mutual agreement of the Purchaser and the Beneficiary, in accordance with article 1193 of the French Civil Code. To the extent necessary and subject to the provisions of this Put Option Agreement and the SPA, the Purchaser hereby declares that it gives its final and irrevocable consent to the purchase of the Transferred Shares pursuant to the Put Option, in accordance with article 1124 of the French Civil Code. Consequently, neither the Purchaser or the Purchaser Parent may withdraw (rétracter) the grant of the Put Option for any reason whatsoever before the termination of the Put Option in accordance with Clause 7, and each of the Purchaser and the Purchaser Parent hereby acknowledges and accepts that any such withdrawal (rétractation), or any other action or intervention before such termination, shall be null and void and of no effect on the validity of the promised acquisition of the Transferred Shares and that, to the extent the Beneficiary validly delivers a Put Option Notice before the Put Option Validity Date, if it refuses to, or does not carry out the required actions to complete the Transaction pursuant to the terms of the SPA, completion of the Transaction may be judicially acknowledged or ordered. For the avoidance of doubt, the Beneficiary acknowledges that if the Put Option Notice has not been sent on or prior to the Put Option Validity Date, the Put Option will automatically terminate as at the Put Option Validity Date in accordance with Clause 7, and each of the Purchaser and the Purchaser Parent shall be released from all its obligations under this Put Option Agreement, without any liability whatsoever save in case of prior breach of the terms and provisions herein.

2.	Representations and warranties of the Parties

Each of the Purchaser and the Purchaser Parent hereby gives the representations and warranties to the Seller in accordance with the terms of Article 7 of the SPA (including Article 7.5), and the Seller hereby gives the Fundamental Warranties to the Purchaser in accordance with the terms of Article 8.1 of the SPA, as if such Articles were incorporated in this Put Option Agreement and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Put Option Agreement.

3.	Consultation Process

3.1

The Seller undertakes to initiate or cause to be initiated the Consultation Process with reasonable promptness, without undue delay and in any event no later than five (5) Business Days as from the Put Option Agreement Date:

(i)	in respect of the Information/Consultation Process, by convening a meeting of the Works Council, with a view to obtaining the opinion of the Works Council as soon as reasonably possible; and

(ii)

in respect of the Hamon Process, by either sending a registered letter with acknowledgment of receipt or submitting such letter by personal hand to each of the employees of the Company, informing him/her of his/her right under article L. 23-10-1 et seq. of the French Commercial Code, and seeking written confirmation from each of the employees that he/she waives such right.

The Seller further undertakes to conduct diligently the Consultation Process and to keep the Purchaser reasonably informed of its progress.

The Seller shall, and shall cause, where applicable, the relevant Group Company (A) to permit the Purchaser to review in advance any material written correspondence or communications to be made available to the Works Council and take into account in good faith any reasonable comments that the Purchaser may have in respect thereof, and (B) to refrain from making any commitment or representation to the Works Council to proceed with modifications to any existing rights or obligations of the Group Companies vis à vis their employees, modifications to the terms of the SPA or to the future business or operations of the Group, in each case, without the prior written consent of the Purchaser.

3.2	The Purchaser agrees that, upon request of the Beneficiary, it shall, and shall cause its Affiliates to:

(i)

provide all assistance and cooperation in connection with the Consultation Process, including by submitting presentations and other information or documentation reasonably requested by the Beneficiary, the Works Council, the Company or any expert appointed by the Works Council (as applicable), including a document setting forth the structure chart of the Purchaser and its ultimate shareholders, the Purchaser’s strategy and history, and its plans for the Group, including in terms of financing, management and employment policy; and

(ii)

procure that senior representatives of the Purchaser attend meeting(s) of the Works Council and meet with the relevant employees and employee representatives where and when reasonably requested by the Beneficiary or the Works Council, subject to reasonable prior notice.

4.	Undertakings during the interim period

By countersigning this letter, the Parties agree that the provisions of Article 5.1 (Conduct of business) and of Article 19 (Cooperation) of the SPA shall apply mutatis mutandis between the Parties as if set out herein (and references in these provisions to “this Agreement” (or similar expression) shall be deemed a reference to this Put Option Agreement).

5.	Exclusivity

In consideration of the Purchaser’s undertakings hereunder, as from the date hereof and until the first to occur of (i) the Execution Date, (ii) the Put Option Validity Date, and (iii) the expiry of a 6-month period following the Put Option Agreement Date, the Beneficiary shall not, and shall procure that none of its Affiliates (including for the avoidance of doubt the Group Companies and their respective Affiliates) shall, directly or indirectly (including through their respective professional advisors or representatives):

(i)

pursue, initiate, solicit or undertake any transfer (including by way of merger, spin-off, contribution of similar transaction) of all or part of the share capital of any of the Group Companies, the Business or of any material assets of the Group Companies, by any means, with any person other than the Purchaser or its Affiliates (an “Alternative Transaction”);

(ii)

provide or consent to provide any information with respect to the Group Companies to any person (other than the Purchaser, its Affiliates and its and their representatives and advisors) with a view to an Alternative Transaction;

(iii)	solicit or encourage offers or expressions of interest or otherwise cooperate in any way with a view to an Alternative Transaction; or

(iv)	offer or agree to enter into any agreement or arrangement relating to an Alternative Transaction with any person other than the Purchaser or its Affiliates.

The Beneficiary represents and warrants that, prior to the date hereof, neither it nor any of its Affiliates have entered into any binding arrangement or agreement, whether or not conditional, with any third party to effect any Alternative Transaction.

6.	No binding obligations on the Seller

The Purchaser acknowledges that the Beneficiary countersigns this Put Option Agreement in order to (i) accept the benefit of the Put Option solely as an option and (ii) agree with the specific commitments set out in Clauses 4 and 5 above.

The Purchaser further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by the Beneficiary or any of its Affiliates to sell to the Purchaser or its ultimate shareholders all or part of the Transferred Shares, or be bound by any obligation of any nature whatsoever in connection with the Transaction (other than those obligations set forth in Clauses 4 and 5).

7.	Duration and Termination

7.1	Save as provided in Clause 7.2 below, this Put Option Agreement shall terminate on the earlier of:

(i)	if the Put Option has been exercised by the Beneficiary, the Execution Date in accordance with the Put Option Notice upon signing of the SPA by the Purchaser and the Purchaser Parent; and

(ii)	if the Put Option has not been exercised by the Beneficiary, at midnight (Paris time) on the Put Option Validity Date as specified in Clause 1.3.

7.2

Without prejudice to the foregoing, the Beneficiary shall be entitled, at its sole discretion, to notify the Purchaser of its decision to terminate this Put Option Agreement by sending a notice to the Purchaser in the event that the Put Option has been exercised by the Beneficiary, if the Purchaser and/or the Purchaser Parent has/have not executed the SPA no later than on the Execution Date.

7.3

Upon termination of this Put Option Agreement in accordance with Clauses 7.1 or 7.2, the Beneficiary shall cease to be bound by the obligations applicable to it under this Put Option Agreement (including pursuant to Clause 4 and, subject to the provisions below, Clause 5) and each of the Purchaser and the Purchaser Parent shall cease to be bound by the obligations applicable to it under this Put Option Agreement, without prejudice to any liability of the Purchaser and/or the Purchaser Parent arising from any breach of its undertakings herein and save for the provisions of (i) Clauses 8 and 10 herein which shall survive any termination of this Put Option Agreement, and (ii) Clause 5 which shall survive the termination of the Put Option Agreement pursuant to Clause 7.1(ii) until the expiry of a 6-month period following the Put Option Agreement Date.

7.4

Nothing in this Clause 7 shall be deemed to release any signatory of this Put Option Agreement from any liability for any breach by such signatory of the terms and provisions of this Put Option Agreement.

8.	Confidentiality

8.1

The existence, purpose and content of the Put Option Agreement (including its appendices) are strictly confidential and subject to the Confidentiality Agreement, which shall remain in full force and effect up to the Closing Date (included), it being agreed that should the execution of the SPA not take place, such Confidentiality Agreement shall remain in full force and effect until its contractual termination date.

8.2

Consequently, notwithstanding anything to the contrary herein (or in the Confidentiality Agreement) each Party undertakes not to disclose (and shall cause their respective Affiliates and their representatives not to disclose) to any third party any information relating to the Transaction, the terms and conditions of the Put Option Agreement or the transactions contemplated hereby and each Party shall take all appropriate actions to keep such information confidential, except:

(i)	as strictly required to allow either Party to satisfy its commitments under the Put Option Agreement (and in particular in relation to the Consultation Process);

(ii)

to the extent strictly necessary to allow either Party to comply with any legal or statutory requirement or with any order or injunction from a judicial, administrative, stock exchange or regulatory authority to make any announcement or to provide information to any Governmental Authority or to any of its labor representatives or committees, provided that such Party shall (to the extent permitted by Law) promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party’s reasonable requests to preserve the confidentiality of the Put Option Agreement consistent with applicable Law;

(iii)	to its Affiliates, limited partners, managers, employees, advisors and statutory auditors on a need-to-know basis;

(iv)	in case of a dispute arising out or in connection with the Put Option Agreement, to the relevant competent jurisdiction;

(v)	by the Beneficiary to inform other potential bidders interested in the Transaction of the mere fact that the Put Option Agreement was entered into with the Purchaser; or

(vi)	with the express prior written approval of the other Party.

8.3	The provisions of Article 13.2 (Announcements) of the SPA shall apply mutatis mutandis.

9.	Assignment

Neither the Put Option Agreement nor any of the rights, interests or obligations under it shall be assigned by any Party without the prior written consent of the other Parties.

10.	Governing law and competent courts

This Put Option Agreement is governed by and shall be construed in accordance with French law.

All disputes, controversies or claims arising out of or in connection with the existence, validity, interpretation or performance of this Put Option Agreement shall be finally settled by the Tribunal de Commerce of Paris

11.	Electronic signature

The Put Option Agreement is signed and countersigned on 6 August 2021 by each of the signatories using an advanced electronic signature (AES) process implemented by a third-party service provider, DocuSign, (i) which meets the requirement of article 1366 and article 1367 of the French Civil Code as well as the implementing decree nr. 2017-1416 of 28 September 2017 (especially its article 1) relating to electronic signatures, transposing Regulation (EU) nr. 910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trusted services for electronic transactions within the internal market, (ii) which is a reliable identification process guaranteeing the signature to this Put Option Agreement as well as the security and integrity of digital copies in accordance with the abovementioned French legislation, which is expressly agreed by each of the signatories, in accordance with articles 1366 and 1367 of the French Civil Code.

In addition, each of the signatories, in accordance with article 1366 of the French Civil Code, acknowledges and agrees that this electronic signature shall have the same legal value as a handwritten signature.

In accordance with paragraph 4 of article 1375 of the French Civil Code, this Put Option Agreement is drawn up in a single original digital copy, a copy of which shall be delivered to each of the signatories directly by DocuSign, which is in charge of implementing the advanced electronic signature solution under the conditions required by article 1367 of the French Civil Code and the implementing decree n°2017-1416 of 28 September 2017 relating to electronic signatures, which is expressly acknowledged and agreed by the signatories. Each signatories hereby acknowledges and agrees that its signing of this Put Option Agreement via the abovementioned electronic process is made in full knowledge of the technology implemented, its relating terms of use and the electronic signature Laws, and, accordingly, hereby irrevocably and unconditionally waives any right such signatories may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Put Option Agreement in this respect.

Yours faithfully,

/s/ Rémi Thomas

___________________________________
Extreme Networks Ireland Holding Ltd

By: Remi Thomas

/s/ Rémi Thomas

___________________________________
Extreme Networks, Inc.,

By: Remi Thomas

Acknowledged and agreed:

/s/ José Duarte

_________________________
InfoVista SAS

By: José Duarte

Appendix 1

SPA

SALE AND PURCHASE AGREEMENT relating to the shares of Ipanematech SAS

Amongst the Parties identified herein [l] 2021

Contents

ArticlePage

1.	Definitions4
2.	Principles of Construction9
3.	Sale and purchase of the Transferred Shares10
4.	Purchase price11
5.	Pre-Closing matters11
6.	Closing16
7.	Representations and warranties of the Purchaser18
8.	Representations and warranties of the Seller19
9.	Indemnification by the Seller21
10.	Purchaser’s acknowledgements25
11.	Termination25
12.	Post-Closing obligations26
13.	Confidentiality/announcements28
14.	Successors and Assigns – Third party beneficiaries29
15.	Variation29
16.	Payments29
17.	Withholdings and deductions29
18.	Costs30
19.	Cooperation30
20.	Liability of each Party31
21.	Notices31
22.	Specific performance31
23.	Unforeseeability32
24.	Express waivers32
25.	Professional advice32
26.	Entire Agreement32
27.	Invalidity32
28.	Governing Law and Competent Courts33
29.	Electronic signature33

THIS SALE AND PURCHASE AGREEMENT is made on [l] 2021

AMONGST:

(1)

InfoVista SAS, a French société par actions simplifiée with a share capital of 81,333,591.80 euros, having its registered office at 23 avenue Carnot, 91300 Massy (France), registered under the identification number 334 088 275 R.C.S. Evry, duly represented for the purposes hereof;

(hereinafter referred to as the “Seller”)

(2)

Extreme Networks Ireland Holding Ltd., a limited liability company, incorporated under the laws of Ireland, having its registered office at Rineanna House, Shannon Free Zone, Co. Clare, V14 DC42, Republic of Ireland, and registered under the identification number 628827, duly represented for the purposes hereof;

(hereinafter referred to as the “Purchaser”)

AND

(3)	Extreme Networks, Inc., a company incorporated under the laws of Delaware, having its registered office at 6480 Via Del Oro, San Jose, CA 95119, USA, duly represented for the purposes hereof;

(hereinafter referred to as the “Purchaser Parent”)

The Seller, the Purchaser and the Purchaser Parent are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF:

(4)

Ipanematech, a French société par actions simplifiée with a share capital of 34,652,560 euros, having its registered office at 23 avenue Carnot, 91300 Massy (France), registered under the identification number 893 657 866 R.C.S. Evry, duly represented for the purposes hereof;

(hereinafter referred to as the “Company”).

WHEREAS:

(A)

As at the date hereof, the Company has issued 3,465,256 ordinary shares with a par value of 10 euros each (the “Transferred Shares”) which represent 100% of (i) the share capital of, and voting rights in, the Company, and (ii) the securities issued by the Company giving access immediately or in the future to the share capital of the Company. The totality of the Transferred Shares are held by the Seller.

(B)	On the date hereof, the Company holds 100% of the interests in the Subsidiary.

(C)

Prior to the date hereof, the Business (as this term is defined hereinafter) was separated from the other activities of the Seller’s Group and transferred to the Group Companies (as this term is defined hereinafter) by way of (i) a spin-off (apport partiel d’actifs) of the Business from the Seller to the Company, and (ii) a transfer of assets from Infovista UK Ltd. to the Subsidiary (the “Prior Restructurings”).

(D)

The Purchaser has expressed an interest in acquiring 100% of the share capital of, and voting rights in, the Company and has performed a thorough due diligence review of the Group Companies and the Business, including through (i) access to detailed information provided in the Data Room, (ii) answers provided by the management of the Group to the questions raised by the Purchaser and its Representatives in relation thereto, and (iii) attendance at various management presentations.

(E)

Considering the above, upon the terms and subject to the conditions set forth herein, the Purchaser wishes to purchase from the Seller the totality of the Transferred Shares and the Seller agrees to transfer to the Purchaser the totality of the Transferred Shares (the “Transaction”).

(F)

On 6 August 2021 (the “Put Option Date”), the Purchaser delivered to the Seller a written binding and irrevocable commitment to purchase the Transferred Shares, on the terms and subject to the conditions set forth herein (the “Put Option”).

(G)

The works council (comité social et économique) of the Seller has been duly informed and consulted in connection with the Transaction pursuant to applicable Laws and has delivered an opinion (avis) in relation thereto prior to the date hereof.

(H)	The Parties have therefore decided to enter into this sale and purchase agreement (including the schedules hereto) (the “Agreement”) which sets out the terms and conditions of the Transaction.

IT IS AGREED as follows:

1.	Definitions

In this Agreement (including the above recitals), in addition to such capitalised terms and expressions as may be defined elsewhere in this Agreement (including in Exhibit A), the following capitalised terms and expressions shall have the following meaning:

“Affiliate” means, in relation to a given entity, any entity or person that, directly or indirectly through one or more entities, Controls, or is Controlled by, or is under common Control with, such entity, it being agreed that, for the purpose of this definition, (A) the management company or general partner of a fonds professionnel de capital investissement (FPCI) or limited partnership shall be deemed to have Control over such FPCI or limited partnership, (B) portfolio companies in which any investment fund and/or its Affiliates, holds a direct or indirect interest shall not be deemed “Affiliates” for the purposes hereof, and (C) the Group Companies shall not be deemed “Affiliates” of the Seller for the purposes hereof;

“Agreement” has the meaning set forth in paragraph (H) of the recitals;

“Available Cash Funding” has the meaning set forth in Article 7.5;

“Business” means the Ipanema global enterprise business, consisting of the development, market and sale of the WAN Essentials and cloud-native SD-WAN platforms;

“Business Day” means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France or the United States of America;

“Business Warranties” has the meaning set forth in Article 8.2;

“Company” has the meaning set forth in the presentation of the Parties;

“Claim” means any claim made by the Purchaser against the Seller pursuant to Article 9;

“Claim Notice” has the meaning set forth in Article 9.7(a);

“Closing” means the completion of the Transaction pursuant to Article 6;

“Closing Date” means the date on which Closing shall take place in accordance with Article 6.1;

“Confidentiality Agreement” has the meaning set forth in Article 13.1(d);

“Control, Controlled or Controlling” is defined by reference to the meaning ascribed to the term “control” in paragraphs I and II of Article L. 233-3 of the French Commercial Code;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, or related, associated or similar epidemics, pandemic or disease outbreaks;

“Data Room” means the electronic data room administered by Donnelley Financial Solutions to which the Purchaser and/or all or certain of its Representatives have had access, from 22 May 2021 to 6 August 2021 (both dates inclusive), and the content of which shall be copied onto two secured USB sticks in accordance with Article 6.2(a)(i)(G);

“Disclosed” means (i) contained in or referred to in this Agreement (including any Schedules or Exhibits thereto) or the Transition Services Agreement (including any schedules or attachments thereto) or (ii) disclosed in the Data Room provided that references to the corresponding sections of the Data Room are expressly specified in the Schedules or Exhibit of this Agreement;

“Disclosed Information” means the materials and information made available to the Purchaser and/or its Representatives (or any of them) in the Data Room;

“Encumbrance” means any pledge ("nantissement" or "gage"), mortgage, lien ("privilège"),  right of pre-emption, right of first refusal, charge ("charge"), ownership right ("démembrement"), option, assignment, reservation of title, or any other real or personal right (droit réel ou personnel) limiting or restricting the full ownership and/or transferability of the relevant asset (including any restriction on the voting rights or right to sell or otherwise dispose of any asset including the Transferred Securities), or any other similar third party right of any nature whatsoever;

“Expiry Date” has the meaning set forth in Article 9.9(a);

“Fundamental Warranties” has the meaning set forth in Article 8.1;

“Governmental Authority” means any government or governmental entity, whether federal, state, local, foreign, or supranational, including any "autorité administrative indépendante" and other governmental agency or authority regulated by applicable Law;

“Group” means the Company and the Subsidiary, taken as a whole;

“Group Companies” means the Company and the Subsidiary and a “Group Company” means any of them;

“Key Employees” means the employees listed in Schedule B;

“Law” means, in respect of any person, any law, statute, rule, ordinance, principle of common law, order of decree or regulation of any Governmental Authority (including any judicial or administrative interpretation), which is in force and binding upon such person;

“Leakage” means (A) the amount of any of the following which occurs after the Locked Box Date (excluded) and before Closing (included), but excluding any Permitted Leakage:

(a)

any dividend or other distribution (whether in cash or in kind (including any interim dividend, reserve or premium distribution) declared, paid or made, directly or indirectly, by any Group Company to any member of the Seller’s Group;

(b)

any payment made by any Group Company, directly or indirectly, to any member of the Seller’s Group in respect of any share capital, loan capital, bonds or other securities (in each case whether in cash, stock, in kind or any other form) of any Group Company being issued, redeemed, purchased or repaid;

(c)

the payment of management, monitoring, exit, consulting or similar fees, bonuses, incentives, or other similar fees and expenses paid, incurred or granted by any Group Company to any member of the Seller’s Group;

(d)	any gift or gratuitous payment to any member of the Seller’s Group;
(e)	the sale, purchase, transfer or disposal of any asset, right or other benefit by any Group Company in favour of any member of the Seller’s Group;
(f)

the forgiveness, repayment, deferral, release or waiver by any Group Company of any indebtedness, liability, amount and/or payment obligations of any kind (including any interest thereon) owed by any member of the Seller’s Group or any claim outstanding against any member of the Seller’s Group;

(g)	any Encumbrance made, created or granted over the assets of any Group Company, in favour of any member of the Seller’s Group;
(h)

the borrowing of any monies by any member of the Seller’s Group from any Group Company or the granting of any indemnity or guarantee by any Group Company on behalf or for the benefit of any member of the Seller’s Group;

(i)

the payment made by any Group Company to any director, officer, employee or service provider of a Group Company of any exit or transaction bonus or any other similar payment in connection with the Transaction;

(j)

the payment by any Group Company to any member of the Seller’s Group or to any third party in respect of any fees of professional advisers or other fees, costs, finders’ fees, brokerage or commissions in connection with the Transaction; and

(k)	the agreement or undertaking by any Group Company to do any of the matters set out in (a) to (j) above, and
(l)	any Taxes (excluding any recoverable VAT) arising or incurred in respect of any of the above.

less (B) the amount equal to any Tax benefit (taking into account any Tax reduction, refundable Tax credit, recoverable VAT or Tax deduction, such as an increase of carried forward Tax losses), if any, attributable to any of the matters set out in (a) to (l) above and which benefits in cash any Group Company for the financial year during which the fact, matter or circumstance giving rise to the Leakage occurred or the following financial year (excluding, for the avoidance of doubt, any creation or increase of any carry-forward tax losses);

applicable for the financial year during which the Leakage is incurred or the following financial year) for any Group Company (if any);

“Legal Proceedings” means any proceeding, suit or judicial action by or before any Governmental Authority (including tribunals and courts), or by or before any arbitral tribunal;

“Locked Box Date” means 31 March 2021;

“Loss” has the meaning set forth in Article 9.1;

“Material Contracts” has the meaning set forth in Exhibit A;

“Non-Party Affiliates” has the meaning set forth in Article 12.3;

“Non-Party Individuals” has the meaning set forth in Article 12.3;

“Open Source Materials” shall mean software or other material that is distributed as "free software" or "open source software," or pursuant to any license identified as an open source license by the open source initiative (www.opensource.org) (including the GNU General Public License (GPL), GNU Affero General Public License, Lesser General Public License (LGPL), Mozilla Public License (MPL) and the BSD licenses and the Apache License);

“Order” means any order, injunction, judgment or arbitration award of any Governmental Authority or any court, tribunal or arbitrator;

“Ordinary Course of Business” means the management by the Group Companies of their operations in the normal course of business and consistent with past practices in all material respects (including any conduct, practice or action taken as Pandemic Measures, with respect to, or as a result of, COVID-19);

“Organisational Documents” shall mean when used with respect to (a) any company (société) or other incorporated entity, the articles of association (statuts), charter or similar constitutive document of such company or other incorporated entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (b) any partnership or other unincorporated entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, curfew, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with, or in respect of, COVID-19 or any other pandemic or epidemic;

“Parent Guarantee” has the meaning set forth in Article 20;

“Parties” has the meaning set forth in the presentation of the Parties;

“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and/or other details specified by the payee and necessary to effect payment to the payee;

“Permitted Leakage” means:

(a)

any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company (i) at the prior written request or with the prior written agreement of the Purchaser, (ii) expressly provided for in this Agreement, or (iii) where specifically identified as “Permitted Leakage” in this Agreement; and

(b)

any compensation, fees or directors’ fees (including any payment of wages, bonuses, severance pays or other amounts) due to directors and employees, consultants or service providers of the Group Companies in the Ordinary Course of Business, in each case, other than, for the avoidance of doubt, any payment made in connection with the Transaction, together with any Tax which arises or is incurred in respect of any of such payments or matters;

“Prior Restructurings” has the meaning set forth in paragraph (C) of the recitals;

“Purchase Price” has the meaning set forth in Article 4.1;

“Purchaser” has the meaning set forth in the presentation of the Parties;

“Purchaser’s Group” means the Purchaser and its Affiliates;

“Put Option” has the meaning set forth in paragraph (F) of the recitals;

“Put Option Date” has the meaning set forth in paragraph (F) of the recitals;

“Records” means any and all contracts, books, registers, minutes, accounts, financial, accounting or tax information and documents, or other documents or written data maintained by an entity within the frame of its activities;

“Representations and Warranties” means the Fundamental Warranties and the Business Warranties;

“Representatives” means, with respect to the Purchaser, its Affiliates as well as its and its Affiliates’ directors, officers, employees, consultants and advisors (including financial, legal and tax advisors and auditors);

“Schedules” means the schedules to this Agreement;

“Seller” has the meaning set forth in the presentation of the Parties;

“Seller Guarantees” has the meaning set forth in Article 5.3;

“Seller’s Group” means the Seller, (i) any of its Affiliates, and (ii) their respective directors, officers and employees, from time to time;

“Seller Trademarks and Logos” has the meaning set forth in Article 12.4;

“Senior Employees” means any employee, consultant, long-term contractor or corporate officer of a Group Company whose annual gross remuneration is greater than EUR 150,000 (fixed and variable);

“Subsidiary” means Ipanema Teck UK Ltd., a corporation organized under the laws of England and Wales, (registered number 13207318) having its registered office at C/O Browne Jacobson Llp 15th Floor, 6 Bevis Marks, Bury Court, London, United Kingdom, EC3A 7BA;

“Surviving Provisions” means the provisions set out in Articles 11 (Termination), 12.3 (No Recourse against Non-Parties), 12.4 (Confidentiality/Announcements), 18 (Costs), 21 (Liability of each Party), 22 (Notices) and 29 (Governing law and Competent Courts);

“Tax Return” means any return, declaration, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Taxation Authority” shall mean any Governmental Authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of Taxes;

“Taxes” means all statutory taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and local or municipal imposition, duties, contributions and levies (including social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), and any related interest or penalties, imposed by any Taxation Authority;

“Third Party Consents” has the meaning set forth in Article 5.4;

“Transaction” has the meaning set forth in paragraph (D) of the recitals;

“Transferred Shares” has the meaning set forth in paragraph (A) of the recitals;

“Transition Services Agreement” means the transition services agreement to be entered into between the Seller and the Purchaser, the key principles of which are set forth in Schedule C;

“Unreleased Guarantees” has the meaning set forth in Article 5.3.

2.	Principles of Construction

In this Agreement unless otherwise specified:

(a)	references to Articles, paragraphs, Exhibits and Schedules are to articles, paragraphs exhibits and schedules to this Agreement unless otherwise indicated;
(b)

references to an “entity” shall be construed so as to include any company, joint venture, association, “fonds commun de placement”, “fonds professionnel de capital investissement” trust, economic interest group (groupement d'intérêt économique) or other organization, enterprise, partnership or entity, whether or not having a separate legal personality (personalité morale) and, as the case may be, wherever and however incorporated or established;

(c)	references to a “person” shall be construed so as to include any individual or entity;
(d)	references to “best efforts” or “reasonable efforts/commercially best efforts” shall be construed respectively, as obligation de moyens renforcée and obligation de moyens simple;
(e)

references to any French legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction to the French legal term;

(f)	a reference to a specific time of day shall be local time in Paris, France;
(g)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(h)	references to “EUR”, “euros”, or “€” are references to the lawful currency of France from time to time;
(i)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(j)	to the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of article 1190 of the French Civil Code; and
(k)	French wording inserted in italics refers to French legal concepts and shall be interpreted in compliance with French Law.

The Schedules, Exhibits and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules, Exhibits and any other attachments to this Agreement and any schedules to these documents.

The headings used in this Agreement have been adopted by the Parties for ease of reference only and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time within which or following which any act is to be done or any step is to be taken, the provisions of articles 640 to 642 of the French Civil Procedure Code shall apply.

Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as at the date of this Agreement.

3.	Sale and purchase of the Transferred Shares

Upon the terms and subject to the conditions set out in this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Transferred Shares, free and clear of all Encumbrances, with effect as from the Closing Date.

The Transferred Shares shall be transferred with full title guarantee and all rights (including the rights to all dividends declared and paid on or after the Closing Date) attached or accruing to them on Closing.

The Parties agree that the transfer of ownership of the Transferred Shares shall occur on the Closing Date, subject to Closing.

4.	Purchase price
4.1	Determination of the Purchase Price

The aggregate consideration for all of the Transferred Shares shall be equal to sixty million euros (EUR 60,000,000) (the “Purchase Price”).

The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as specifically provided under Articles 5.2 and 9.3, as the case may be.

4.2	Payment of the Purchase Price
(a)

On the Closing Date, the Purchaser shall pay to the Seller the full amount of the Purchase Price by wire transfer of immediately available funds, free of any bank or other charges, to the Seller’s bank account, the Payment Account Details of which are set forth in Schedule 4.2, which shall be credited with value date on the Closing Date.

(b)

The Parties hereby agree that, upon payment in full of the Purchase Price in accordance with the terms of this Article 4.2, the Purchaser shall be released from its obligations in respect of the payment of the Purchase Price to the Seller and shall have no further liability in relation thereto.

5.	Pre-Closing matters
5.1	Conduct of business
(a)

Subject to the provisions of Articles 5.1(b) and 5.1(c), during the period from the date hereof until the Closing Date, the Seller will, to the extent of its rights and powers as shareholder, director or members of any management or supervisory board of the Group Companies, (i) use all reasonable efforts to ensure that the Group Companies operate and conduct their activities in their Ordinary Course of Business, and (ii) ensure that none of the Group Companies will:

(i)	act in any manner which is inconsistent with the provisions of this Agreement;
(ii)	transfer shares and other securities it owns in another Group Company;
(iii)

increase, redeem, repay, amortize, repurchase or decrease its share capital, issue any other securities or make any other amendment to its Organisational Documents or pass any resolution that is inconsistent with the provisions of such Organisation Documents;

(iv)	declare or pay a dividend or an interim dividend or other distribution;
(v)

approve a wind-up, merger, split-up, contribution or sale of its business as a whole or of any of its divisions (branche d'activité) or transfer, contribute or dispose of any business as a going concern (fonds de commerce), to or with any third party;

(vi)	incur any indebtedness for borrowed money;
(vii)	acquire any asset (including real estate) or interest in any entity or any business as a going concern (fonds de commerce), other than the acquisition of securities for cash management purposes;
(viii)	make any unbudgeted operating capital expenditure, which, in the aggregate, is in excess of [***] euros (EUR [***]);
(ix)	grant any loan to any third parties, except payment terms for goods or services provided in the Ordinary Course of Business;
(x)	guarantee the obligation of any third party (other than another Group Company);
(xi)	create, grant, extend or issue any Encumbrance over any of its material assets and its shares other than in the Ordinary Course of Business;
(xii)	substantially modify or terminate any Material Contract other than in the Ordinary Course of Business (without prejudice to the provisions of Article 5.4);
(xiii)

makes, changes or rescinds (or applies to make change or rescind) any material Tax election, change any annual Tax accounting period, adopt or change any material Tax or accounting method, procedure or principle (save as may be necessary to comply with changes in statements of standard accounting practice), consent to any extension or waiver of the limitation period applicable to any material Tax claim or material Tax assessment, amend any material Tax Return, initiate any voluntary disclosure or similar program with any Taxation Authority with respect to Taxes or surrender any right to claim any Tax refund, offset or other reduction in a Tax liability;

(xiv)

enter into or modify any agreement with any Senior Employee to provide for severance payments or other termination indemnities or to grant any increase in compensation or other benefit to such Senior Employee, except for such increases and benefits imposed by Law, the collective agreements or employment contracts in force at the date of this Agreement (which shall include normal periodic performance reviews and related compensation and benefit increases and payment or reimbursement of travel and other business expenses) or provided for in the Group Companies’ annual budget;

(xv)	enter into any settlement or compromise of any dispute, proceeding or litigation; and
(xvi)	enter into any commitment to do any of the above.
(b)	The provisions of Article 5.1(a) shall not operate so as to restrict or prevent any matter or action:
(i)	consented to by the Purchaser in accordance with Article 5.1(c);
(ii)	which constitutes a Permitted Leakage
(iii)	required by applicable Law or any Governmental Authority;
(iv)	for which the consultation of the Purchaser to obtain its prior consent in accordance with Article 5.1(c) may result in a breach of applicable antitrust or foreign investment Law; or
(v)

taken as a response to any Pandemic Measures or any other action taken in accordance with applicable Laws in response to, or in the context of, the COVID-19, and which is reasonably necessary (a) to protect the health, safety and welfare of the directors, officers or employees of the Group Companies and other individuals having business dealing with the Group Companies or the Business, or (b) to respond to third-party supply or service disruptions caused by COVID-19.

(c)

For the purposes of granting any consents which may be requested by the Seller pursuant to this Article 5.1, the Purchaser hereby designates [l] with immediate effect and represents and warrants to, and agrees with, the Seller that [l] shall have full capacity and right to give any such consents on behalf of the Purchaser during the full duration of the Agreement. The Purchaser shall within three (3) Business Days from receipt of a written request for consent from the Seller (which shall be accompanied by such available information reasonably necessary for the Purchaser to give its approval or disapproval) submit its approval (such approval not to be unreasonably withheld, conditioned or delayed, having due consideration for the interests of the Group Companies) or disapproval (which shall indicate the reasons for so objecting in reasonably sufficient details) to the Seller. If such approval or disapproval is not submitted within the above-mentioned period of three (3) Business Days, the concerned action shall be deemed to have been consented to by the Purchaser for the purposes of this Article 5.1.
5.2	Absence of Leakage
(a)

The Seller (i) represents and warrants to the Purchaser that no Leakage has taken place between the Locked Box Date (excluded) and the date hereof, and (ii) undertakes to procure that no Leakage will be effected between the date hereof (included) and the Closing Date.

(b)

If a Leakage occurs between the Locked Box Date (excluded) and the Closing Date (included), the Seller shall repay to the Purchaser a sum equal to (i) the amount of such Leakage received by (or for the benefit of) the Seller and/or any member of the Seller’s Group (or a third party for the account of the Seller and/or a member of the Seller’s Group), on a Euro for Euro basis, plus (ii) the amount of any Loss reasonably incurred by the Purchaser or any Group Company in connection therewith (including any cost, fees and charges reasonably incurred by the Purchaser or any Group Company in connection with any proceeding they may have initiated in accordance with the terms herein in order to obtain the repayment of such Leakage).

(c)

The Seller expressly undertakes, between the date hereof and the Closing Date, to notify the Purchaser in writing promptly after becoming aware of any Leakage; in which case, the Purchase Price shall be reduced by the amount of such known Leakage. The Parties hereby agree that any payment made by the Seller under this Article 5.2 shall be deemed to constitute a reduction of the Purchase Price and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(d)

For the avoidance of doubt, (A) the Seller shall not be liable to reimburse the Purchaser in respect of any Permitted Leakage, and (B) a Leakage may not be repaid more than once to the Purchaser (and to the extent any Leakage is due to the Purchaser, the Purchaser shall procure that the Group Companies shall not claim for the payment of the same from the Seller or its Affiliates).

(e)	Notwithstanding anything to the contrary herein, the Seller shall not have any repayment liability under this Article 5.2, unless:
(i)	Closing has occurred;
(ii)

a claim has been notified by the Purchaser to the Seller in writing on or before the date which is six (6) months as from the Closing Date, and sets out the Purchaser’s calculation of the amount and all reasonably sufficient details and information evidencing such Leakage; and

(iii)

proceedings have been brought against the Seller within three (3) months as from the receipt by the Seller of the notice sent by the Purchaser in accordance with paragraph (ii) above, if the relevant claim has not been agreed in writing by the Seller

5.3	Substitution and release of Seller Guarantees
(a)	The Purchaser acknowledges that the Seller and/or certain of its Affiliates have given or provided the guarantees and/or other undertakings listed in

Schedule 5.3 (the “Seller Guarantees”) to third parties in respect of obligations of the Group Companies.
(b)

During the period from the date of this Agreement to the Closing Date, the Purchaser shall use its best efforts (including via the offer of substitute guarantees, arrangements or undertakings by the Purchaser to the third party beneficiaries of the relevant Seller Guarantees), with the assistance and cooperation of the Seller, as may be reasonably necessary, to obtain (i) all third party consents required to cause the Purchaser and its Affiliates to be irrevocably and unconditionally substituted as of the Closing Date (excluded) for the Seller and/or its Affiliates in respect of all obligations of the Seller and/or its Affiliates under the Seller Guarantees; and (ii) the full and complete, irrevocable and unconditional release of the Seller and/or its Affiliates as of the Closing Date from all of its/their obligations, liabilities and indebtedness under the Seller Guarantees, on terms reasonably satisfactory to the Seller. The Purchaser shall inform the Seller of the steps undertaken by the Purchaser thereof and shall send reasonable prior notice to the Seller of any meeting with any third party beneficiary of a Seller’s Guarantee to which it is invited to participate and, to the extent legally feasible, the Seller shall be entitled to attend such meeting.

(c)

To the extent and for so long as any third party consent and/or release has not been obtained in respect of any Seller Guarantees (the “Unreleased Guarantees”), from and after the Closing Date, to the extent any such Unreleased Guarantees remain in place, the Purchaser shall indemnify and hold the Seller and its Affiliates harmless, on a Euro for Euro basis, from and against all amounts paid, and liabilities incurred, by any of them in respect of any such Unreleased Guarantees; provided, however, that the Purchaser shall continue to use its best efforts, with the reasonable assistance and cooperation of the Seller as may be necessary, to obtain the full and complete, irrevocable and unconditional release of the Seller and its Affiliates from all of their obligations, liabilities and indebtedness under or in relation to each Unreleased Guarantee as soon as possible after the Closing.

5.4	Third Party Consent
(a)

During the period from the date of this Agreement to the Closing Date (included), the Seller shall use and shall cause the Company to use its commercially best efforts to obtain, on or prior to the Closing Date, from each of the entities identified in Schedule 5.4, confirmation that such entities will waive their right, resulting from the consummation of the transactions provided in this Agreement, of termination and/or of modification of the applicable commercial agreements entered into with the Group Companies to which they are parties (the “Third Party Consents”); provided that (A) neither the Seller nor any of its Affiliates nor the Company shall (i) amend (or agree to amend) any of the material terms or conditions of such commercial agreements, except where the Purchaser has consented in writing to such change and agreed to hold the Seller harmless from and against the consequences of such change (in which case the Seller shall be required to accept such change) or (ii) be required or entitled to compromise any right, asset or benefit, to expend any amount, to make any payment or deliver any guarantee or similar undertaking to any third party to obtain a Third Party Consent (unless otherwise expressly agreed in writing by both the Seller and the Purchaser) and (B) the Purchaser shall assist and cooperate in good faith with the Seller to obtain the Third Party Consents.

(b)	In connection with the obtaining of the Third Party Consents, the Seller undertakes to:

(i)

keep the Purchaser informed in writing as to the progress in obtaining the Third Party Consents and any event of which the Seller is aware that may prevent or delay any of the Third Party Consents from being obtained prior to Closing, promptly upon becoming aware of such event; and

(ii)	notify and provide copies of the relevant confirmatory documentation or material to the Purchaser promptly upon becoming aware of any of the Third Party Consents being obtained.
5.5	Key Employees

During the period from the date of this Agreement to the Closing Date (included), the Seller shall use and shall cause the Company to use its commercially best efforts to ensure that each of the Key Employees has remained continuously employed by the Company from the date of this Agreement through Closing.

5.6	Access to Records and Management

The Seller hereby authorises (and, to the extent of its powers as shareholder, shall cause the Subsidiary to authorise) the Purchaser and its Representatives, subject to suitable confidentiality undertakings, to have reasonable access, during normal business hours and upon reasonable prior notice, to the Records of the Group Companies, as is reasonably required to facilitate the ownership transition process; in each case, to the extent that such access or delivery of information (i) complies with applicable Law and (ii) does not unreasonably interfere with the operations of the Group Companies, it being agreed that such access may be limited to the extent the Seller reasonably determines, in light of COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and/or welfare of the directors, officers or employees of the Group Companies and other individuals having business dealing with the Group Companies.

6.	Closing
6.1	Closing Date

Closing shall take place:

(a)	within 5 Business Days after the date hereof (and in any event no later than the date falling 5 Business Days after the date hereof), or
(b)	on such other date as expressly agreed in writing amongst the Parties.

(the “Closing Date”).

6.2	Closing matters
(a)	Seller’s undertakings on the Closing Date
(i)	On the Closing Date, the Seller shall deliver or make available to the Purchaser the following documents:
(A)	duly completed, executed and dated share transfer forms (ordres de mouvements de titres) relating to the transfer of ownership of all the

Transferred Shares in favour of the Purchaser with effect as at the Closing Date;
(B)

three (3) duly completed, executed and dated tax transfer forms (formulaire Cerfa n°2759 DGI) in respect of the transfer of all the Transferred Shares to the Purchaser with effect as at the Closing Date;

(C)

the up-to-date security transfer register (registre de mouvements de titres) and shareholders’ accounts (comptes individuels d'associés) of the Company, evidencing the transfer of all the Transferred Shares to the Purchaser, effective as at the Closing Date;

(D)

duly signed resignation letters with effect as from the Closing Date of the individuals listed in Schedule 6.2 from their office as director or other management body of a Group Company, substantially in the form set out in Schedule 6.2; waiving irrevocably any claim against any Group Company in respect of their position;

(E)

a written statement by the Seller confirming that, on the Closing Date, the Seller has no outstanding claims against any Group Company or any of their respective directors, managers or employees (other than, as the case may be, in relation to the pending dispute with Mr. Jorge Hernandez);

(F)	all applicable KYC requirements as reasonably requested by the Purchaser to the Seller no later than five (5) Business Days prior to the Closing Date; and
(G)	two secured USB sticks on which all the Disclosed Information shall be copied, one USB stick being kept by each Party.
(b)	Purchaser’s undertakings on the Closing Date

On the Closing Date, the Purchaser shall deliver to the Seller:

(i)

evidence (by delivery of an irrevocable order of wire transfer and a copy of the corresponding SWIFT confirmation), of due payment in full of the Purchase Price by the Purchaser to the Seller, with value date as at the Closing Date, in accordance with the terms of this Agreement;

(ii)	all applicable KYC requirements as reasonably requested by the Seller and/or its Affiliates no later than five (5) Business Days prior to the Closing Date.
6.3	Inter-conditionality

All the matters at Closing will be considered to take place simultaneously, and no delivery of any document or other action will be deemed complete until all actions and deliveries of documents required by the Agreement are fully completed, it being specified however that the closing deliveries specified in Article 6.2(a) are for the benefit of the Purchaser only and may therefore be waived in whole or in part by the Purchaser, and the closing deliveries and actions specified in

Article 6.2(b) are for the benefit of the Seller only, and may therefore be waived in whole or in part by the Seller.

6.4	Termination right of the Purchaser
(a)

If the Seller fails to comply with its obligations set out in Articles 6.2(a) on the date set for Closing, unless the Purchaser agrees to effect Closing so far as practicable having regard to the defaults which have occurred (or pursue the specific performance of the Agreement (“exécution forcée’’) as the case may be) or the Parties agree to set a new date for Closing (in which case all references in this Agreement to the “Closing Date” shall be understood as a reference to such new date set for Closing and the provisions of Articles 6.2, 6.3 and 6.4 shall apply mutatis mutandis, but provided such deferral may only occur once), the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages), by written notice to the Seller served on the Closing Date, to terminate this Agreement (except for the Surviving Provisions, which shall continue to apply) on the Closing Date (and on that date only) without liability on its part.

(b)	The exercise of the foregoing termination right shall be effected without the need to serve a prior written notice (sans mise en demeure préalable).
6.5	Termination right of the Seller
(a)

If the Purchaser fails to comply with the provisions of Article 6.2(b) on the date set for Closing, the Seller shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, where applicable, including the right to claim damages or pursue the specific performance of the Agreement (“exécution forcée’’) as the case may be), by written notice to the Purchaser served on the date set for Closing:

(i)	to terminate this Agreement (except for the Surviving Provisions, which shall continue to apply) on the Closing Date (and on that date only) without liability on the part of the Seller;
(ii)	to effect Closing so far as practicable having regard to the defaults which have occurred (or pursue the specific performance of the Agreement (“exécution forcée”) as the case may be); or
(iii)

to set a new date for Closing (not being more than ten (10) Business Days after the agreed date for Closing), in which case all references in this Agreement to the “Closing Date” shall be understood as a reference to such new date set for Closing, and the provisions of Articles 6.2, 6.3 and 6.5 shall apply mutatis mutandis, but provided such deferral may only occur once.

(b)	The exercise of the foregoing termination right shall be effected without the need to serve a prior written notice (sans mise en demeure préalable).

7.	Representations and warranties of the Purchaser AND THE PURCHASER PARENT

The Purchaser and the Purchaser Parent hereby represent and warrant to the Seller as follows, as at the date hereof and as at the Closing Date:

7.1	Existence - Incorporation
(a)	The Purchaser is duly incorporated and validly existing under the Laws of Ireland.
(b)	The Purchaser Parent is duly incorporated and validly existing under the Laws of Delaware.
(c)	The Purchaser is and shall remain at the Closing Date under the Control of the Purchaser Parent.
7.2	Authority and capacity
(a)

Each of the Purchaser and the Purchaser Parent has full power and authority to enter into this Agreement and any other agreement or document to be entered into pursuant to this Agreement and to perform the obligations to which it is bound under this Agreement and any other agreement or document to be entered into pursuant to this Agreement, and more generally to consummate the Transaction, and has obtained all necessary consents and authorisations to enter into and perform this Agreement and any other agreement or document entered into pursuant to this Agreement, and to consummate the Transaction.

(b)

This Agreement, upon execution, respectively, by the Purchaser and the Purchaser Parent, will constitute for each of the Purchaser and the Purchaser Parent a valid and binding agreement enforceable against it in accordance with its terms. The individual signatory executing this Agreement in the name and on the behalf of each of the Purchaser and the Purchaser Parent is duly authorized to act on behalf of it for the purposes herein;

(c)

Each of the Purchaser and the Purchaser Parent is in good standing, is not insolvent (“en état de cessation de paiements”), nor subject to any safeguard, bankruptcy, moratorium, amicable, insolvency proceedings under any applicable Law, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. Neither the Purchaser nor the Purchaser Parent is subject to a judgment of, or requested for, dissolution, liquidation, or receivership.

7.3	Absence of violation

The execution and the performance by each of the Purchaser and the Purchaser Parent of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the Organisational Documents of the Purchaser or the Purchaser Parent, (ii) any contract to which the Purchaser or the Purchaser Parent is a party, (iii) any Order applicable to the Purchaser or the Purchaser Parent or by which the Purchaser or the Purchaser Parent or any of their respective properties and assets are bound, or (iv) any applicable Law.

7.4	Governmental consents

The execution and the performance by the Purchaser and the Purchaser Parent of this Agreement and any other agreement entered into pursuant to this Agreement do not and will not require any consent, approval, authorisation or Order from, action by, filing with or notification to, any Governmental Authority.

7.5	Financing
(a)

Without prejudice to the Parent Guarantee and the provisions of Article 20, the Purchaser represents and warrants that it has, and will have at Closing, on an unconditional “certain funds” basis, all available funding, from available balance sheet cash of the Purchaser, as necessary to ensure that all amounts payable or that may become payable pursuant to this Agreement (including for the avoidance of doubt, the full payment of the Purchase Price) are paid on the date they become due and payable in accordance with the terms herein (the “Available Cash Funding”).

(b)

The Purchaser further represents and warrants that (i) the Available Cash Funding (x) is not and shall not be subject to any condition whatsoever (including any financing condition) which could limit its use or availability, and (y) shall, as from the date hereof until the Closing Date (included), remain available in order to perform the effective payment of the Purchase Price at Closing and any other payments to be made pursuant to this Agreement, and (ii) nothing herein shall be construed or shall otherwise imply that the obligations of the Purchaser hereunder are subject to the availability and/or drawing of the Available Cash Funding or of any debt or equity financing whatsoever.

(c)

The Purchaser Parent represents and warrants that it has, and will have at Closing, on an unconditional “certain funds” basis, all available funding, from available balance sheet cash of the Purchaser Parent, as necessary to ensure that all amounts payable under the Parent Guarantee are paid on the date they become due and payable in accordance with the terms of Article 20.

8.	Representations and warranties of the Seller
8.1	Fundamental Representations and Warranties of the Seller

Subject to the terms and conditions of this Agreement, the Seller makes the representations and warranties set forth in this Article 8.1 (the “Fundamental Warranties”) as at the date hereof and as at the Closing Date (except for such representations and warranties which are expressly made as at a specific date, which shall be true and correct as at such date):

(a)

the Seller has full power and authority to enter into this Agreement and any other agreement or document entered into pursuant to this Agreement and to perform the obligations to which it is bound under this Agreement and any other agreement or document entered into pursuant to this Agreement, and more generally to consummate the Transaction, and has obtained all necessary consents and authorisations required to be obtained by it (and not by the Purchaser) to perform this Agreement and any other agreement or document entered into pursuant to this Agreement, and to consummate the Transaction;

(b)	this Agreement, upon execution by the Seller, will constitute for the Seller a valid and binding agreement, enforceable against it in accordance with its terms;
(c)

the Seller is not insolvent (“en état de cessation de paiements”), nor subject to any safeguard, bankruptcy, moratorium, amicable or insolvency proceedings under any applicable Law, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. It is not subject to a judgment of, or requested for, dissolution, liquidation, or receivership;

(d)

the execution and the performance by the Seller of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the Organisational Documents of the Seller, (ii) any contract to which the Seller is a party (without prejudice, for the avoidance of doubt, to the Third Party Consents), (iii) any Order applicable to the Seller or by which the Seller or any of its properties and assets are bound, or (iv) any applicable Law;

(e)

on the Closing Date, the Seller will be the sole owner of the Transferred Shares. Such Transferred Shares will, on the Closing Date, be fully paid-up, validly issued and free from any Encumbrances. There is no agreement or arrangement to which the Seller or any of its Affiliates is a party relating to the transfer of ownership of all or part of the Transferred Shares other than this Agreement and the Put Option;

(f)	each Group Company is duly organized and validly existing under the Laws of its jurisdiction of incorporation;
(g)

none of the Group Companies is insolvent (“en état de cessation de paiements”), nor subject to any safeguard, bankruptcy, moratorium, amicable or insolvency proceedings under any applicable Law, or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of financial difficulties. None of the Group Companies is subject to a judgment of, or requested for, dissolution, liquidation, or receivership;

(h)

on the Closing Date, other than the Transferred Shares, there will be no authorized or outstanding securities, warrants, agreements or commitments of any nature pursuant to which the Company shall issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the share capital, or any securities convertible into, exchangeable for or otherwise giving access to the share capital of, or voting rights in, the Company;

(i)

The Company holds directly 100% of the share capital of, and voting rights in, the Subsidiary, and there are no securities or agreements pursuant to which the Subsidiary shall issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of its share capital, or any securities convertible into, exchangeable for or otherwise giving access to its share capital or voting rights, to any person other than another Group Company as the case may be;

(j)	There are no Encumbrances over any of the Transferred Shares;
(k)	The Company does not hold any shareholding or interest in any entity other than the Subsidiary; and

(l)	None of the Group Companies has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement.
8.2	Business representations and warranties

Subject to the terms and conditions of this Agreement, the Seller makes the representations and warranties set forth in Exhibit A (the “Business Warranties”) as at the date hereof and as at the Closing Date (except for such representations and warranties which are expressly made as at a specific date, which shall be true and correct as at such date).

8.3	No other representations or warranties

Except for the Representations and Warranties, neither the Seller nor any member of the Seller’s Group make any other express or implied representation or warranty with respect to the Group Companies or the Transaction, and the Seller disclaims any other representations or warranties, whether made by the Seller or any of its Affiliates, or their officers, directors, employees, agents or advisors. Except for the Representations and Warranties, the Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or Representatives (including, through the Disclosed Information, any opinion, information, business plan, projection, or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, advisor of the Seller, the Group Companies or any of their respective Affiliates). For the avoidance of doubt, the Seller makes no representations and warranties to the Purchaser or its Affiliates or Representatives regarding the probable success or profitability of the Group Companies. Moreover, the disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

The Purchaser acknowledges that (i) the Representations and Warranties of the Seller supersede any and all earlier representations, warranties or statements made by the Seller or any of its Affiliates regarding the Transferred Shares, any of the Group Companies, the Transaction or any of the transactions contemplated hereby, and (ii) the Seller and its Affiliates shall have no liability in respect of any such earlier representations, warranties or statements.

9.	Indemnification by the Seller
9.1	Liability of Seller

As from Closing, and subject to the provisions of this Agreement, the Seller undertakes to indemnify the Purchaser for any damage incurred by the Purchaser and which is the direct consequence of any breach of, or inaccuracy in, the Representations and Warranties made by the Seller. Each such damage identified shall be hereinafter referred to as a “Loss”.

9.2	General provisions
(a)

For the purpose of computing the amount of any Loss, only damages legally qualifying as “préjudice direct et certain” under French Law and effectively suffered or incurred by the Purchaser or the Group Companies, as the case may be, shall be taken into account. For the avoidance of doubt, the determination of a Loss shall exclude (i) any loss of opportunity

(“perte de chance”) or loss of profit or earnings (“manque à gagner”), (ii) the application of any multiple to any accounting value or other valuation methodology which may be implicit in the Purchase Price, and (iii) any indirect, unpredictable (“imprévisible”) or contingent loss or damages.

(b)

The liability of the Seller shall be reduced by the amount, if any, of any Tax benefit (taking into account any Tax reduction, refundable Tax credit, recoverable VAT or Tax deduction, such as an increase of carried forward Tax losses) directly attributable to the fact, matter or circumstance giving rise to such Loss and which is effectively available to the Purchaser or any Group Company for the financial year during which the fact, matter or circumstance giving rise to the Loss occurred (or to which it related).

(c)

In calculating the amount of any “Loss”, there shall be deducted the amount of any provision or reserve recorded in the Locked Box Accounts as at the Locked Box Date in connection with the fact, matter or circumstances giving rise directly to the Loss.

(d)

No Loss shall be indemnified by the Seller to the extent that any such Loss or any part thereof results from the passing of, or any change (even with a retroactive effect) in, any Law (including accounting principles) or administrative practice after the date hereof, including (without prejudice to the generality of the foregoing) any increase in the Tax rates, any imposition of Tax or any withdrawal of Tax relief.

(e)

In calculating the amount of the indemnification to be paid under Article 9.1, shall be deducted the amount of any insurance proceeds or other third party indemnification covering such Loss and which is actually received by the Purchaser, any of its Affiliates or any Group Company after deduction of the reasonable costs incurred by the Purchaser and/or the Group Companies to receive such indemnification.

(f)	Notwithstanding anything to the contrary herein, the Seller shall have no liability under this Article 9, unless Closing has occurred.
9.3	Qualification

Notwithstanding the use of the term “indemnification” herein with respect to the Seller’s obligations under this Article 9, the Parties hereby agree that any payment made by the Seller to the Purchaser pursuant to this Article 9 shall be deemed to constitute a reduction to the Purchase Price and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

9.4	Disclosures

No indemnification for any Losses shall be due nor made by the Seller in respect of any Claim to the extent that the facts, events or circumstances giving rise to such Claim have been Disclosed.

9.5	No double claims
(a)

If the same facts, matters or circumstances give rise to the breach of more than one of the Representations and Warranties, such facts, matters or circumstances shall give rise to a single indemnification but shall not give rise to indemnification more than once.

(b)

The Purchaser shall not be entitled to recover, directly or through any Group Company, from the Seller under this Agreement or under any other agreement entered into in connection with this Agreement, more than once in respect of the same Loss, and accordingly the Seller shall not be liable under this Agreement if and to the extent that the Loss is or has been recovered under another agreement.

9.6	Mitigation of Loss

The Purchaser shall take and shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate the amount of any Loss, to the extent such action does not prevent the Group Companies from operating the Business in the ordinary course of business. For the avoidance of doubt, the Purchaser shall not be required to cease or reduce developing, promoting, using, marketing, selling or distributing the Group Companies’ services or exploiting their Intellectual Property Rights in order to mitigate Loss.

9.7	Conduct of Claims
(a)

If the Purchaser or any Group Company becomes aware of any fact, matter or circumstance that may give rise to a Claim against the Seller under this Article 9, notice of that fact, matter or circumstance shall be given to the Seller as soon as possible, and in any event within ten (10) Business Days at the latest after the Purchaser or any Group Company is aware of such fact, matter or circumstance (the “Claim Notice”), it being agreed that any Claim Notice given by the Purchaser later than the foregoing date shall not relieve the Seller of its indemnification obligations, except to the extent that the Loss suffered by the Purchaser or the relevant Group Company is increased by the failure to give the Claim Notice on or before such date, in which case the Seller shall not indemnify the Purchaser for the amount by which the Loss has been increased as a result of such delay.

(b)

The Claim Notice must specify in detail (i) the Representations and Warranties which are alleged to have been breached or to be inaccurate, (ii) the fact, matter or circumstance which gives rise to the Claim, (iii) the nature of the alleged Loss, (iv) the amount claimed in respect thereof setting forth the Purchaser’s calculation of the alleged Loss (such amount shall be provided as soon as it is determined if not known at the time of the Claim Notice), and (v) the available supporting documents to the Claim.

(c)

To the extent a Claim is made as a result of or in connection with a claim made by a Third Party, the Purchaser shall (i) associate the Seller (at the Seller’s cost and expenses) to the defence of the Claim, provide all reasonable information required in connection with such claim and its progress (to the extent such information is relevant in respect of the claim made by the Purchaser) and take into account the Seller’s reasonable comments thereof, and (ii) not settle, compromise or admit any liability in respect of such Third Party Claim without the written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), failing which the Purchaser shall not be entitled to make any Claim in respect of any Loss or any part thereof in relation to such third party claim, and shall not be indemnified in respect of any such Loss or any part thereof by the Seller.

9.8	Payments
(a)	The payment of any sum due by the Seller to the Purchaser under this Article 9 shall be made within thirty (30) days as from the date upon which the amount of the Seller’s liability to the Purchaser shall have been finally determined pursuant to either (i) an amicable settlement between the Purchaser and the Seller, or (ii) an immediately enforceable decision of a court of competent jurisdiction (“decision exécutoire”).

(b)

If the Seller pays an amount in discharge of any Claim under this Agreement and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same Loss (including, for the avoidance of doubt, insurance receipt), the Purchaser shall promptly pay in cash on behalf of itself or of the relevant Group Company, as the case may be, to the Seller the amount so recovered (up to the amount previously paid by the Seller to the Purchaser).

9.9	Limitations of liability
(a)	Time limits
(i)

No Claim made pursuant to this Article 9 shall give rise to an indemnification obligation by the Seller if the Claim Notice of such Claim is made to the Seller (A) in respect of any Claim in connection with a breach or inaccuracy of the Fundamental Warranties, after the expiry of a period of two (2) years as from the Closing Date, or (B) in respect of any Claim in connection with a breach or inaccuracy of the Business Warranties, after the expiry of a period of twelve (12) months as from the Closing Date (as applicable, the “Expiry Date”);

(ii)

If a Claim is made before the Expiry Date, it shall be deemed withdrawn three (3) months after the Claim Notice unless Legal Proceedings in respect of it have been commenced by the Purchaser against the Seller prior to the expiry of such three-month period.

(b)	Minimum Claim / Threshold
(i)

The Seller shall not be liable in respect of any single Claim unless the total amount of Losses resulting from any such Claim exceeds €[***] (and, for these purposes, Claims arising out of the same subject matter, facts, events or circumstances shall be aggregated to form a single Claim) ; and

(ii)

The Seller shall not be liable in respect of any Claim until the cumulative and aggregate amount of Losses resulting from all Claims (other than Claims excluded by paragraph (i)) exceeds €[***], in which case the Seller shall be liable for the entire amount of such Claims (other than Claims excluded by paragraph (i)) and not merely the excess.

(c)	Maximum Amount
(i)

Subject to the provisions of paragraph (iii), the aggregate liability of the Seller under this Agreement in respect of all Claims in connection with a breach or inaccuracy of the Fundamental Warranties shall in no event exceed an amount equal to the Purchase Price.

(ii)

Subject to the provisions of paragraph (iii), the aggregate liability of the Seller under this Agreement in respect of all Claims in connection with a breach or inaccuracy of the Business Warranties shall in no event exceed an amount equal to [***]% of the Purchase Price actually received by the Seller.

(iii)

Without prejudice to the foregoing, the aggregate liability of the Seller under this Agreement in respect of all Claims (in connection with a breach or inaccuracy of both the Fundamental Warranties and the Business Warranties) shall in no event exceed an amount equal to the Purchase Price.

10.	Purchaser’s acknowledgements
10.1	Due Diligence

The Purchaser acknowledges that it has carried out its own due diligence investigations on the Group Companies and the Business, including with respect to the information received or prepared by or at the direction of the Seller, such as the Disclosed Information and that it relies on its own analysis and due diligence to enter into this Agreement. The Purchaser confirms that it does not require any further information or documents concerning the Group Companies, the Business or the Transaction.

In connection with its investigations of the Group Companies, the Purchaser may have received from the Seller, the Group Companies and/or their respective Affiliates and representatives, certain projections, forecasts and/or business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that it is familiar with such uncertainties. The Purchaser further acknowledges that neither the Seller nor any of its Affiliates or Representatives makes any representation or warranty, whether express or implied, as to the completeness or accuracy of the information provided to the Purchaser including the Disclosed Information, and the Purchaser further confirms that it is taking full responsibility for making its own evaluation of the Group Companies, the Business and their historical, current and future financial position and business prospects.

10.2	Exclusivity of remedy

Subject to the provisions of Article 5.2, the indemnification obligations provided for under Article 9 shall be the exclusive remedy of the Purchaser against the Seller under this Agreement. To the fullest extent permitted by applicable Law, the Purchaser hereby waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1626, 1641 and 1643 of the French Civil Code, and any other claims, causes of actions or other rights it may have, including any rights to the rescission (nullité).

10.3	Good faith

As at the date hereof, the Purchaser is not aware of any fact, matter, event or circumstance which results in a breach of any of the Representations and Warranties or makes any of them untrue or inaccurate or could reasonably be expected to result in a Claim.

11.	Termination
11.1	Termination events

This Agreement may only be terminated pursuant to Article 6.4 (for termination by the Purchaser) or pursuant to Article 6.5 (for termination by the Seller), in each case without the need for a prior notice (“mise en demeure préalable”).

11.2	Effect of Termination

In the event of termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties, save for the Surviving Provisions which shall survive any termination of this Agreement; provided, however, that no such termination shall relieve any Party hereto from any antecedent liability or damages resulting from a breach by such Party of any of its obligations set forth in this Agreement.

12.	Post-Closing obligations
12.1	Access to information and Records after Closing
(a)

In the event the Seller (or its representatives appointed as directors or supervisory board member of the Group Companies, as the case may be) or any Affiliates of the Seller is subject to any investigation by or demand from any Governmental Authorities (whether relating to Tax matters or otherwise) or involved in any claim or Legal Proceedings, the Purchaser shall, at the request of the Seller, grant access to the Seller, and shall procure that the Group Companies grant access to the Seller to, and provide copies of, the Records of the relevant Group Companies for periods prior to and including the Closing Date, provided however that any such access shall be granted during the relevant Group Companies’ normal business hours, shall be limited to what is reasonably required in connection with such investigation, demand, claim or Legal Proceedings, and shall not unreasonably interfere with the operations of the relevant Group Companies as may be then conducted.

(b)

During the later of (i) a period of five (5) years as from the Closing Date, and (ii) the applicable retention period as per applicable Law, the Purchaser agrees not to, and to cause its Affiliates and the Group Companies not to, destroy or otherwise dispose of Records relating to the Group Companies for the period prior to Closing without the prior written consent of the Seller.

12.2	Directors of the Group Companies

The Purchaser shall not, and shall cause its Affiliates and the Group Companies not to, claim against any former or current director or member of any management or supervisory or other board of the

Group Companies (including those resigning on the Closing Date) with respect to the performance of their duties as director or member of any management or supervisory or other board or any management decisions adopted by any of the Group Companies prior to the Closing Date or otherwise seek the liability of any such director or member of any management or supervisory or other board in that respect and, to the extent any such claim is made or liability is sought by the Purchaser or its Affiliates or any Group Company, shall indemnify and hold any such director or member of any management or supervisory or other board harmless against the consequences of any such claim or liability. The Purchaser shall also procure that the legal formalities relating to the resignations referred to in Article 6.2(a)(i)(D) be carried out as soon as possible after the Closing Date, in accordance with applicable Law.

Moreover the Purchaser shall cause a shareholders’ meeting and/or meetings of the relevant corporate bodies of the Group Companies to be held on the Closing Date, to take the following decisions:

(a)	approve the resignation, effective as from the Closing Date, of the directors and board members referred to in Article 6.2(a)(i)(D); and
(b)	grant full discharge (quitus) to such resigning directors and board members for their management during the period prior to Closing Date.

The former and current directors and board members of the Group Companies are expressly intended as third-party beneficiaries of this provision of this Agreement.

12.3	No Recourse against Non-Parties
(a)

All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement), may be made only against the persons that are expressly identified as Parties hereto.

(b)

No person who is not a Party to this Agreement, including without limitation any Group Company or any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, adviser or representative of any Party to this Agreement (the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

(c)

No individual who in his/her capacity as agent, legal representative or otherwise, signs this Agreement or any agreement, certificate or other document in relation therewith on behalf of any Party hereto (a “Non-Party Individual”) shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or any agreement, certificate or other document in relation therewith, or for any claim based on, in respect of, or by reason of this Agreement or any agreement, certificate or other document in relation therewith, or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party

Individual. Non-Party Individuals are expressly intended as third party beneficiaries of this provision of this Agreement.
12.4	Use of Seller Trademarks and Logos
(a)

The Purchaser acknowledges that it is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name/acronym "InfoVista" in any trade names, trademarks, identifying logos or service marks related thereto or containing the acronym "InfoVista" or any part or variation of any of the foregoing or any similar trade name, trademark or logo (collectively the “Seller Trademarks and Logos”). The Purchaser shall not, and shall procure that the Group Companies shall not, use the Seller Trademarks and Logos from and after the Closing Date except that for a period of three (3) months after the Closing Date, the Group Companies may use marketing or other materials (including letters, brochures and business cards), if and to the extent such materials were in existence on the Closing Date, and may display the Seller Trademarks and Logos on their respective assets (including any equipment, machines, cars, uniforms and buildings) pending the prompt removal of such trademarks and logos, if and to the extent the Seller Trademarks and Logos were affixed to such assets on the Closing Date, it being provided that such use of the Seller Trademarks and Logos shall be in a manner which is consistent with the use of the Seller Trademarks and Logos prior to the Closing Date, does not create confusion as to the origin of the services provided by the Group Companies and does not cause any Loss to the Seller and its Affiliates or to the Seller Trademarks and Logos. The Purchaser shall procure that the Group Companies, within the abovementioned period as from Closing, affixes on all such materials a label indicating a name associated with the Purchaser and definitively removes Seller Trademarks and Logos from all of their respective assets.

(b)

For the avoidance of doubt, without prejudice to the provisions of this Clause 12.4, no royalties or other fees, costs or liability for the utilization of the Seller Trademarks and Logos will be due, paid or incurred by the Group Companies or the Purchaser vis-à-vis the Seller or any of its Affiliates during the period from the Closing Date until the date on which they are removed, to the extent full removal takes place no later than three (3) months after Closing and utilization is made in accordance with the provisions of Clause 12.4.

12.5	Insurance replacement

The Purchaser:

(a)

acknowledges and agrees (on its behalf and on behalf of the Group Companies following Closing) that upon Closing, all insurance coverage provided in relation to the Group Companies and the Business pursuant to policies maintained by the Seller or any member of the Seller’s Group (including as umbrella or group policies) will automatically terminate and no further coverage will be available to the Group Companies under any such policies; and

(b)

shall procure that the Group Companies enter into such new insurance policies, taking into account their existing stand-alone insurance policies as the case may be, reasonably required to appropriately insure the Group Companies and the Business with effect as from Closing.

12.6	Transition Period

The Parties undertake to negotiate, finalize and execute in good faith the definitive terms of the Transition Services Agreement in accordance with the key principles set out in Schedule C.

13.	Confidentiality/announcements
13.1	Confidentiality
(a)	Subject to Articles 13.1(b) and 13.2, the Parties shall keep confidential the contents of this Agreement, and in particular the Purchase Price.
(b)	The Parties may disclose such information if and to the extent:
(i)

required by the Law of any relevant jurisdiction or by any recognized securities exchange or by any regulatory or governmental body, but only after prior consultation (where legally feasible and practicable) with the Seller (in case of disclosure by the Purchaser) or the Purchaser (in case of disclosure by the Seller);

(ii)	required in connection with any claim or other Legal Proceedings;
(iii)	such information is disclosed on a strictly confidential basis to (A) any of its professional advisers, or auditors or to (B) any of its Affiliates, in any case on a need-to-know basis;
(iv)	the information has come into the public domain otherwise than through a breach of this Article 13.1 or a breach by a third party of its confidentiality undertakings;
(v)	prior written consent to the disclosure has been given by the Seller (in case of disclosure by the Purchaser) or the Purchaser (in case of disclosure by the Seller); or
(vi)	required to enable the relevant Party to enforce its rights or remedies under this Agreement.
(c)	The present confidentiality undertaking shall remain in force for a period of five (5) years starting from the date of signature of this Agreement.
(d)

The Parties agree to terminate the confidentiality agreement entered into between the Seller and the Purchaser on [l] January 2021 (the “Confidentiality Agreement”), subject to the Closing taking place and with effect from the Closing Date.

13.2	Announcements

Pending Closing, no press release or announcement in connection with the existence or the subject matter of this Agreement or the Transaction shall be made or issued by or on behalf of the Seller, its Affiliates, the Purchaser or the Purchaser’s Group without the prior written approval of both the Seller and the Purchaser. Any press release relating to the subject matter of this Agreement shall be prepared jointly by the Seller and the Purchaser. This shall not affect any announcement or, as the case may be, circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of any Party or any of their Affiliates are listed but the Party with an obligation to make an announcement or, as the case may be, issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

14.	Successors and Assigns – Third party beneficiaries
14.1	General provisions

This Agreement is personal to the Parties. Accordingly, neither the Purchaser, on the one hand, nor the Seller, on the other hand, may, without the prior written consent of the other, assign the benefit of all or part of their rights and obligations under this Agreement.

15.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

16.	Payments

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in Euros and be effected by crediting by wire transfer and in immediately available funds the payee’s account on or before the due date of payment.

17.	Withholdings and deductions

All sums payable by the Seller or the Purchaser to another Party under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counter-claims whatsoever save only as may be required by Law.

If any deductions or withholdings are required by Law to be made from any payment to be made pursuant to this Agreement, the amount of said payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

18.	Costs

Save as otherwise expressly provided in the Agreement, each Party shall bear the costs and expenses (including intermediaries’ fees) incurred by it in connection with the negotiation, preparation, execution and implementation of this Agreement, the Transaction and the transactions contemplated herein as well as any Taxes required by Law to be paid by such Party.

Notwithstanding anything to the contrary herein, the Purchaser shall bear all stamp, transfer or registration taxes (droits d’enregistrement) payable in any jurisdiction in respect of this Agreement, the Transaction or any other document entered into pursuant to this Agreement. The Purchaser shall provide the Seller with evidence of the payment of any such taxes or levies promptly upon the written request of the Seller.

19.	Cooperation

Subject to the terms and conditions herein provided, each Party shall use all reasonable efforts to cooperate in good faith with the other Parties to consummate and make effective the Transaction and the transactions contemplated by this Agreement.

Without limiting the generality of the foregoing, the Seller shall, and shall procure that the Company shall provide all necessary items, codes and related deliverables in connection to the Open Source Materials components used in the Company’s commercially available products in order to enable Purchaser to perform “Black Duck” or “White Source” scan of the existing Open Source Materials. The Seller shall, and shall cause the Company to, as the case may be, cooperate with the Purchaser in the development of any remediation plan, to be reasonably agreed upon by Purchaser and Seller, to correct material issues identified by the Purchaser as a result of the review and “Black Duck” or “White Source” scan of the relevant products of the Company.

20.	Parent Guarantee
(a)

The Purchaser Parent hereby irrevocably and unconditionally undertakes and agrees to guarantee and be liable for, the payment by the Purchaser to the Seller of all amounts payable or that may become payable by the Purchaser to the Seller pursuant to the terms and conditions of this Agreement (including, for the avoidance of doubt, the payment of the Purchase Price in accordance with Article 4.2) (the Parent Guarantee).

(b)

The Purchaser Parent hereby agrees that the Parent Guarantee shall remain in full force and effect until the earlier of (i) the date of termination of this Agreement in accordance with Clause 11, without any liability or indemnification being due by the Purchaser in relation thereto, and (ii) the date upon which the Purchaser is discharged in full of all outstanding liability or payment obligations owed to the Seller in accordance with this Agreement.

(c)

For the avoidance of doubt, the Seller shall not be required to pursue or enforce payment or any remedy or recovery against the Purchaser prior to enforcing the Parent Guarantee, it being specified that the Purchaser Parent agrees to pay to the Seller any requested amount due by the Purchaser pursuant to the terms and conditions of this Agreement upon first written demand of the Seller.

(d)

The Parties acknowledge and agree that in respect of the payment obligations of the Purchaser under this Agreement, the Purchaser and the Purchaser Parent are acting jointly and severally (conjointement et solidairement).

21.	Liability of each Party

Unless otherwise expressly provided herein (including in Article 20(d)), the liability of each Party under this Agreement shall not be joint and several (solidaire).

22.	Notices

Any notice or communication in connection with or pursuant to this Agreement shall be in writing and must be delivered (i) by hand against a receipt dated and signed by the recipient, (ii) sent by registered letter with acknowledgement of receipt (or similar international courier service), or (iii)

sent by electronic mail (followed on the same day or on the following day by a registered letter with acknowledgement of receipt or similar international courier service).

The notices and communications provided for herein shall be sent to the Parties at the addresses and for the attention of the recipient referred to in Schedule 22 of this Agreement (or to any other address or for the attention of any other person designated by the recipient to the other Parties in compliance with the provisions of this Article).

A notice shall be deemed:

(a)	in the case of notices served by hand delivery, sent and received on the date of receipt;
(b)

in the case of notices via registered letter with acknowledgement of receipt, sent at the date of postmark stamped on the sending receipt and received on the day of first presentation (or the next Business Day if such day of first presentation is not a Business Day);

(c)

in the case of notices sent by international courier, sent at the date of collection shown on by the monitoring document produced by the international courier service and received on the day of first presentation (or the next Business Day if such day of first presentation is not a Business Day);

(d)

in the case of e-mails sent before 6:00 p.m. (CET), sent the day of sending and received the day of sending (or the next Business Day if the day of sending is not a Business Day). In the case of e-mails sent after 6:00 p.m. (CET), sent and received the Business Day following the day of sending.

23.	Specific performance

Notwithstanding anything to the contrary in this Agreement, each of the Purchaser and the Purchaser Parent expressly acknowledges and agrees that the Seller may seek specific performance in the event of a breach by (i) the Purchaser of its obligation to purchase the Transferred Shares and make the payment referred to in Article 6.2(b), or (ii) the Purchaser Parent of its obligations pursuant to Article 20, in accordance with the provisions of article 1221 of the French Civil Code. Each of the Purchaser and the Purchaser Parent further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code.

24.	Unforeseeability
(a)

Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code and agrees not to make any claim under article 1195 of the French Civil Code (including in the event of any fluctuation or change of interest rates or market conditions).

(b)	Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.
25.	Express waivers

Each of the Purchaser and the Purchaser Parent expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1602 of the French Civil Code, and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the Purchase Price.

26.	Professional advice

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion within the meaning of article 1110 of the French Civil Code.

27.	Entire Agreement

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to its subject matter and replaces and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter thereof

28.	Invalidity

If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. The Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable.

29.	Governing Law and Competent Courts

This Agreement is governed by and shall be construed in accordance with French law.

All disputes, controversies or claims arising out of or in connection with the existence, validity, interpretation or performance of this agreement shall be finally settled by the Tribunal de Commerce of Paris.

30.	Electronic signature

This Agreement is executed on [l] 2021 by each of the Parties using an advanced electronic signature (AES) process implemented by a third-party service provider, DocuSign, (i) which meets the requirement of article 1366 and article 1367 of the French Civil Code as well as the implementing decree nr. 2017-1416 of 28 September 2017 (especially its article 1) relating to electronic signatures, transposing Regulation (EU) nr. 910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trusted services for electronic transactions within the internal market, (ii) which is a reliable identification process guaranteeing the signature to this Agreement as well as the security and integrity of digital copies in accordance with the abovementioned French legislation, which is expressly agreed by each of the signatories, in accordance with articles 1366 and 1367 of the French Civil Code. In addition, each of the Parties, in accordance with article 1366 of the French Civil Code, acknowledges and agrees that this electronic signature shall have the same legal value as a handwritten signature. In accordance with paragraph 4 of article 1375 of the French Civil Code, this Agreement is drawn up in a single original digital copy, a copy of which shall be delivered to each of the Parties directly by DocuSign, which is in charge of implementing the advanced electronic signature solution under the conditions required by article 1367 of the French Civil Code and the implementing decree n°2017-1416 of 28 September 2017 relating to electronic signatures, which is expressly acknowledged and agreed by the Parties. Each Party hereby acknowledges and agrees that its signing of this Agreement via the abovementioned electronic process is made in full knowledge of the technology implemented, its relating terms of use and the electronic signature Laws, and, accordingly, hereby irrevocably and unconditionally waives any right such Party may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Agreement in this respect.

[SIGNATURE PAGE]

LIST OF SCHEDULES

Exhibit ABusiness Warranties

Schedule BKey Employees

Schedule CKey terms of the Transition Services Agreements

Schedule HPending disputes

Schedule 4.2 Payment Account Details of the Seller

Schedule 5.3 Seller Guarantees

Schedule 5.4Third Party Consents

Schedule 6.2Resigning directors and form of resignation letter

Schedule 21Notices

Exhibit A

Business Warranties

Exhibit A

BUSINESS REPRESENTATIONS AND WARRANTIES OF THE SELLER

For the purpose of this Exhibit A, the Seller’s Knowledge means, with respect to any fact, circumstance, event or other matter in question, as at the concerned date, the actual knowledge of such fact, circumstance, event or other matter, after reasonable enquiry, by any of [***] and the Key Employees, in their respective capacity as employee, director or officer of the Group Companies. For the avoidance of doubt, the Seller’s Knowledge shall expressly exclude any implied, imputed or constructive awareness or knowledge of any of the foregoing individuals.

The Seller represents and warrants to the Purchaser as follows, except as otherwise set forth under this Agreement, which representations and warranties are, as at the date of this Agreement, and will be, as at the Closing Date, true and correct:

1.	Tax
(a)

Tax Return: Each Group Company has duly and timely filed with the appropriate Tax Authorities all Tax Returns required to be filed by or with respect to it.  All of these Tax Returns are complete and accurate in all material respects, and are not the subject of any dispute.  All Taxes due and owing by any Group Company (including installments or prepayments of Taxes) have been duly and punctually paid and each Group Company has paid all assessments and reassessments it has received in respect of Taxes.  No claim has ever been made by a Taxation Authority in a jurisdiction where a Group Company does not file a Tax Return that such Group Company is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return.

(b)

The unpaid Taxes of any Group Company do not, as of the Locked Box Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto)], and since the Locked Box Date, no Group Company has been involved in any transaction or arrangement which has given or may give rise to a material liability for Taxes (or would have given or might give rise to a material liability but for the availability of a relief) outside the ordinary course of business.

(c)

No deficiencies or assessments or reassessments for Taxes with respect to any Group Company have been claimed, proposed or assessed by any Taxation Authority or other Governmental Authority. There are no pending audits, assessments, investigations, request for information, disputes, claims or other actions for or relating to any liability in respect of Taxes of any Group Company.  There are no matters that are under discussion with any Taxation Authority or other Governmental Authority or, with respect to Taxes that are, to the Seller’s Knowledge, likely to result in an additional liability for Taxes with respect to any Group Company.  No issues relating to Taxes of any Group Company were raised by the relevant Taxation Authority in any completed audit or examination that would reasonably be expected to result in Taxes in a later taxable period.  No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or reassessment or deficiency or the filing of any Tax Return, nor has any request been made in writing for any extension or waiver.  No power of attorney with respect to any Taxes is currently in force or has been executed or filed with any Taxation Authority or other Governmental Authority.  Except as set forth in Schedule 1, no Group Company has requested, received or entered into any Tax ruling, determination or agreement from or with any Taxation Authority or other Governmental Authority.

(d)

No Group Company benefits or has benefited from any Tax advantage (including a carry forward or a deferment), favorable Tax regime or any aid, subsidy or other similar measure obtained in exchange for existing undertakings of the Group Companies or against an additional Tax burden, past, present or future.

(e)

No Group Company incurs or has incurred any material Tax liability with respect to any intra-group agreements entered into among any of them. The Group Companies have kept all necessary documents to justify any amounts paid pursuant to said agreements.

(f)	The Company is not a real estate company within the meaning of Article 726 of the French Tax Code.
2.	LOCKED BOX Accounts
(a)

The Seller has delivered to the Purchaser true and complete copies of the pro forma unaudited accounts of the Group Companies as at the Locked Box Date, as set forth in the vendor assistance report dated 31 March 2021 (the “Locked Box Accounts”). The Locked Box Accounts (i) have been prepared in accordance with applicable Laws and applicable accounting standards and the policies, principles and practices generally accepted and consistent therewith as at the Locked Box Date, and (ii) having regard to the purposes for which they were prepared, present an accurate and fair view of the financial position of each Group Company as at their respective date and of the profit and loss of each Group Company for the concerned period, in each case in accordance with applicable accounting Laws.

3.	Records

All material Records of the Company and the Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Company and the Subsidiary have made and kept (as Disclosed in sections 6.1.6, 6.1.8, 6.2.9, 7.2.1 to 7.2.10, 7.4.1 and 7.8.9 of the Data Room) material Records, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business, in all material respects. The copies of the share register and ledgers of the Company and the Subsidiary previously delivered to the Purchaser are true, correct and complete, and accurately reflect the current holder of all shares and all transactions effected in the capital of each of the Company and the Subsidiary through and including the date hereof.  None of the Group Company has been engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Records of the Company and the Subsidiary.

4.	litigation

Except as set forth in Schedule 4 or otherwise Disclosed in sections 2.77 and 2.78 of the Data Room, there are no, and during the three years prior to the date hereof, there have not been any pending proceeding or threatened (in writing) proceeding (i) in which the Company or the Subsidiary is a party or otherwise relating to the Business, (ii) in which any of the Group Companies’ respective directors, officers or employees are parties (in their capacities as such or relating to their employment, services or relationship with the Company or the Subsidiary), (iii) involving the Seller in such Seller’s capacity as shareholder of the Company, or (iv) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. There are no order issued by any court of competent jurisdiction or other legal or regulatory restraint in effect against any

Group Company, or to the Seller’s Knowledge, against any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Group Companies).

5.	Compliance With Laws
(a)

Each Group Company has conducted the Business, in all material respects, in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions Laws during the three years prior to the date hereof.

(b)

No Group Company has received any written notice from any Governmental Authority to the effect that, or otherwise been advised in writing by any such Governmental Authority that, it is not in compliance with applicable Laws, and to the Seller’s Knowledge no threats thereof have been made in writing by any Governmental Authority against any Group Company.

(c)

No person who performs or, to the Seller’s Knowledge, has performed services for or on behalf of any Group Company has bribed another person intending to obtain or retain business or an advantage in the conduct of business for any Group Company.

(d)

The Group’s employees benefited from reasonable adequate procedures in place at the Seller’s Group level, to prevent any persons who perform services for or on behalf of the Seller’s Group from bribing another person intending to obtain or retain business or an advantage in the conduct of business for any Group Company.

(e)

No Group Company has manufactured or sold any products which were the subject of any voluntary or mandatory recall or product warning or did not comply, in all material respects, with all regulations applicable to such products.

(f)

None of the Group Companies or any of their directors, employees, agents or representatives (in each case acting in their respective capacities within the Group) has, since the incorporation of the Company, (i) violated any Anti-Corruption Laws or (ii) offered, given, promised to give or authorized the giving of money or anything of material value, to any Governmental Authority officials or to any other person for the purpose of corruptly influence any of their act or decision in their official capacity or (iii) been subject to any investigation or proceeding for potential corruption, fraud or violation of any Anti-Corruption Laws.

(g)

None of the Group Companies or any of their directors, employees, agents or representative (in each case acting in their respective capacities with the Group Companies) has, since the incorporation of the Company, violated any Anti-Money Laundering Laws or been subject to any investigation or proceeding for potential fraud or violation of any Anti-Money Laundering Laws.

For the purposes hereof,

“Anti-Corruption Laws” means laws and regulations relating to anti-bribery, anti-corruption or anti-money laundering applicable in any jurisdiction in which the Group operates, including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and the French Anticorruption Law Sapin II of 9 December 2016;

“Anti-Money Laundering Laws” means all applicable Laws relating to money laundering and financing of terrorism of any jurisdiction in which any of the Group Company is subject to, including without limitation, financial recordkeeping and reporting requirements such as, USA PATRIOT Act and/or the U.S. Money Laundering Control Act of 1986 as amended and/or the EU Directive 2015/849 and/or its French application, including but not limited to the provisions set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les lotteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Code monétaire et financier and/or any foreign Laws relating to money laundering and financing of terrorism, to the extent these measures are applicable; and

“Ex-Im Laws” means all applicable European Union and non-European Union laws, regulations or orders relating to export, re-export, transfer and import controls, including the European Union Dual Use Regulations, the US Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by US Customs and Border Protection, in each case which are applicable to any Group Company;

“Sanctions Laws” means any applicable laws, regulations, or orders relating to economic or trade sanctions including those laws, regulations, or orders administered or enforced by the United States of America (including by the US Office of Foreign Assets Control or the US Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, and the United Kingdom, in each case which are applicable to any Group Company.

6.	Permits
(a)

All licences, registrations, permits and authorizations that are material to the effective and lawful carrying on of the Business of the Group in the places and in the manner in which such Business is currently conducted:

(i)	have been obtained;
(ii)	are valid and in full force and effect;
(iii)	are being complied with in all material respects; and
(iv)	none of these permits will be terminated, or will become terminable, in whole or in part, as a result of the Transaction.
(b)

The Seller has Disclosed in sections 2.79, 2.80, 2.81 and 2.82 of the Data Room complete and accurate copies of all permits used in the operation of the Business in all material respects, or otherwise held by any Group Company.

(c)	There is no action or proceeding by any Governmental Authority pending or, to the Seller’s Knowledge, threatened, seeking the revocation or suspension of any permit. All registrations,

listings, representations, filings with and submissions to any Authority made by or on behalf of the Company and/or the Subsidiary with regard to the Group’s products whether written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof.

7.	material Contracts
(a)	Schedule 7 sets forth a complete and accurate list of all Material Contracts related to the Business and/or to which any member of the Group is a party or by which any Group Company is bound.
(b)

Each of the Material Contracts is in full force, effect, and binding on the parties to it.  No notice of termination of any Material Contract has been received or served by a Group Company and, subject to the terms of Article 5.4 (Third Party Consent) of the Agreement, to the Seller’s Knowledge, there are no grounds for termination, non-renewal or material change in the terms of any such Material Contract, other than in the ordinary course of business.

(c)

No Group Company is in material default under any Material Contract to which it is a party and, no other party to such a Material Contract is in material default thereunder.  There are no circumstances likely to give rise to any such default.

(d)

Subject to any warranties implied by Law, no Group Company has provided any pending warranty in relation to the sale of its products which is more onerous for such Group Company than as stipulated in the Group’s general conditions of sale and delivery in force as at the concerned date.

8.	undisclosed liabilities

No Group Company has any Liability or obligation of any nature (including any off balance sheet obligation), whether accrued, absolute or contingent (but excluding, for the avoidance of doubt, unpredictable Liabilities), except for (i) liabilities reflected or reserved against in the Locked Box Accounts and (ii) liabilities that are not material in amount and/or incurred in the ordinary course of business since the Locked Box Date. No Group Company has guaranteed or otherwise agreed to cause, insure or become liable for, and no Group Company has pledged any of its assets to secure, the performance or payment of any obligation or other liability of any other person.

9.	Grants

No Group Company has applied for, or received any grants, incentives, benefits or subsidies from any Governmental Authority

10.	Insurance
(a)	All the insurance coverage applicable to the Group Companies and the Business derives from group policies in place within the Seller’s Group.
(b)

All premiums due and payable by any Group Company under any such insurance policies have been timely paid and none of the Group Companies is in default under any such insurance policies. There is no default under any coverage nor has there been any failure to give notice or present any claim under any coverage in a due and timely fashion. For the past three years, there have been no other claim under any insurance policies.  Group Companies have never been denied insurance coverage, nor have they been advised that their coverage will be terminating or not renewed.

11.	Effect Of the Transaction
(a)	Neither the acquisition of the Transferred Shares by the Purchaser nor compliance with the terms of this Agreement will:
(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Transferred Shares;
(ii)	result in a breach of any contract, order, judgment, injunction, undertaking, decree or other like imposition;
(iii)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company;
(iv)	entitle any person to receive from any of the Group Companies any finder’s fee, brokerage or other commission in connection with the purchase of the Transferred Shares by the Purchaser;
(v)	result in the loss or impairment of or any default under any licence, authorization or consent required by any of the Group Companies for the purposes of the Business;
(vi)

result in any indebtedness of any of the Group Companies becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of any of the Group Companies being withdrawn;

(vii)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company, including any accelerated vesting or exercisability of options; or
(viii)

cause any Group Company to lose the benefit of any public grant, subsidy contribution or benefit from any Governmental Authority or will cause such benefit to be required to be repaid or apply on different terms and conditions.

12.	Assets – real estate
(a)

Each of the Group Companies has legal title, right of use or a valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Locked Box Accounts or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and the Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances.

(b)

Neither the Company nor the Subsidiary currently owns, leases or occupies any real estate other than those listed in Schedule 12 (the Properties). True and complete copies of all leases, subleases and other material agreements relating to the Properties have been Disclosed in sections 2.75 and 2.76 of the Data Room. Other than in the ordinary course of business, there are no pending disputes, notices of termination, material increase of rent payable or repairs or requirements to invest in or relating to any of the Properties. Each of the Properties is served by permanent drainage, water, electricity and gas services all of which are connected to the mains by media located entirely on, in or under the Properties and the Seller has no knowledge of any imminent or likely interruption of the passage or provision of such services.

(c)

The Group Companies own or have the right to use all Assets necessary (including without limitation the business equipment and assigned IT assets), in all material respects, for the carrying out of the Business as currently carried on. All of the tangible Assets are in operating condition and repair in all material respects sufficient for the purposes for which they are currently used.

(d)

The inventories of the Business (including raw materials, supplies, work-in-progress, finished goods or other materials) (i) are in good, merchantable and useable condition in all material respects, (ii) have not been consigned to any third party (except in respect of software consigned at Logitas for escrow purposes), (iii) are at facilities either owned or leased by Seller or its Affiliates, and (iv) are, in the case of finished goods, of a quality and quantity consistent with the Ordinary Course of Business in all material respects.

(e)

No Group Company has received any written notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant lease, right of superficies or right of sub superficies.

For the purposes herein, “Assets” shall mean all tangible and intangible assets and Properties of any Group Company used or held for use in connection with the Business.

13.	Commercial Relations
(a)	A complete and accurate list of the top 10 customers and top 10 suppliers of the Group is set out in Schedule 13.
(b)

Without prejudice to the provisions of Article 5.3, none of the Seller or the Group Companies has been informed in writing that any customer or supplier of any Group Company has decided or intends to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with any Group Company for any reason, including as a result of the Transaction.

14.	Intellectual Property
(a)

A complete and accurate list of all of Intellectual Property Rights owned or used by each Group Company to conduct the Business in the same manner as it is currently carried on, in all material respects, has been Disclosed in sections 2.3 and 2.4 of the Data Room.

(b)

The Group Companies either own, or have valid licenses to use, all the Intellectual Property Rights required to carry on the Group’s Business in the same manner as it is currently carried on and such Intellectual Property Rights will not be lost or liable to termination as a result of the Transaction, without prejudice to the provisions of Article 12.4 (Use of Seller Trademarks and Logos) of the Agreement.  None of such Intellectual Property Rights is owned by any member of the Seller Group except as has been Disclosed in sections 2.3 and 2.4 of the Data Room.

(c)

When owned by a Group Company, such Intellectual Property Rights are fully and validly owned by the Group Company concerned, free from any Encumbrances and have not been licensed to any Third Party nor subject to any agreement that restricts their use, disclosure, licensing or transfer by the Group Companies. In all relevant jurisdictions where the Business is currently carried out, the Group Companies have properly registered and maintained their Intellectual Property Rights and performed all other formalities required by applicable Laws in connection with such Intellectual Property Rights.

(d)

Each license relating to Intellectual Property Rights to which any Group Company is a party as licensee or licensor is in full force and effect and binding on the parties to it; the terms of the licenses have been complied with by the parties in all material respects, no notice of termination of any such license agreements has been received or served by a Group Company and to the Seller’s Knowledge there are no grounds on which they might be terminated, in particular, the consummation of the transactions contemplated by this Agreement will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any Intellectual Property Rights.

(e)

None of the Group Companies or to the Seller’s Knowledge any of their manager or employee (in their capacities as such) has infringed any Intellectual Property Rights of any other person in connection with the conduct the Business in the manner as it is currently carried on, including by way of counterfeit. To the Seller’s Knowledge, no person has infringed or is infringing any Intellectual Property Rights owned or used by any Group Company and the Group Companies have taken all reasonably necessary steps to protect the any Intellectual Property Rights they own or use against such infringement.

(f)

There is no pending legal action contesting the right of any Group Company to exploit any Intellectual Property Rights owned or used by it to conduct the Business as currently conducted, or contesting the ownership by any Group Company of any Intellectual Property Rights or the validity or enforceability of any Intellectual Property Rights owned or used by it to conduct the Business as currently conducted. No Group Company has received any written notice or claim regarding any Intellectual Property Rights allegedly used without authorization, infringed, violated or misappropriated by a Group Company, or otherwise regarding any infringement, misappropriation, or violation of any Intellectual Property Rights of a third party by a Group Company, which has given rise to any legal action or settlement.

(g)

All current and former employees, consultants and contractors of the Company and other persons that have participated in the creation or development of any Intellectual Property Rights for any Group Company have executed valid and enforceable agreements in which they have expressly assigned all of their Intellectual Property Rights to a member of the Group, have waived all moral Intellectual Property Rights to the extent legally permissible and have agreed to maintain the confidentiality of this Intellectual Property Rights. All invention, creation, development, design and modification of the Intellectual Property Rights was undertaken by these contributors within the scope of their engagement.

(h)	Other than the domain names listed in Schedule 14 none of the Group Companies owns any domain names. None of the Group Companies operates a website from a domain name owned by a Third Party.

For the purpose hereof, “Intellectual Property Rights” shall mean any and all trademarks, service marks, patents, trade and business names, logos, registered designs, design rights, copyright, database rights, domain names, inventions, know how, trade secrets and other similar intellectual property rights in any jurisdiction.

15.	Information Technology
(a)

Other than off-the-shelf software, the Group Companies own the IT Systems free from Encumbrances. The terms of the IT Agreements to which a Group Company is a party have been complied with by all parties in all material respects and are not subject to any notice of termination.

The Group Companies have the benefit of appropriate arrangements, in all material respects, for the maintenance, support and disaster recovery of their IT Systems.
(b)

Copies of the procedures followed by the Group Companies for protecting their IT Systems from infection by software viruses and from access by unauthorized persons have been Disclosed in section 2.83 of the Data Room.

(c)

Save as set out in Schedule 15, during the last three years, the IT Systems have not (i) failed to function in any way that has had a material effect on the Business, or (ii) been infected by any software virus having affected not insignificantly the operations of the a Group Company ; or (iii) been accessed by any unauthorized person.

(d)	The Group Companies are in possession of the source code to any software in which they own the copyright and, no Third Party has a copy of that source code.

For the purpose hereof:

-

“IT Systems” shall mean all computer hardware (including network and telecommunications equipment), databases and software (save for off-the-shelf software) used by the Group in carrying out the Business as currently carried on;

-

“IT Agreements” shall mean all written arrangements and agreements under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery; and

16.	Data Protection
(a)	Each Group Company has complied in all material respects with applicable requirements of the Data Protection Legislation pertaining to privacy, security and data protection.
(b)

The systems used by the Group Companies to store or use Personal Data are all located inside the European Economic Area, and the Group Companies have not transferred Personal Data to countries outside of the European Economic Area unless in accordance with the applicable Data Protection Legislation.

(c)

Each Group Company has, in all material respects, all necessary authority to receive, access, collect, use, transfer, store, handle and disclose the Personal Data in its possession in connection with the operation of the Business. Each Group Company has made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors and other applicable persons required by applicable Data Protection Legislation, and has filed any required registrations with the applicable data protection authority, including any consents or authorizations necessary to operate the Business.

(d)

In the last three years none of the Group Companies has received a complaint or objection to its collection or use of Personal Data that remains unresolved; and the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

For the purposes hereof:

-

“Data Protection Legislation” shall mean all applicable Laws in any jurisdiction (from time to time) relating to privacy or the processing or protection of personal data or personal information, including 2016/679 European Union regulation on data protection and privacy in the European Union and the European Economic Area, the French Loi n° 78-17 du 6 janvier 1978 relative à l'informatique, aux fichiers et aux libertés, and the e-Privacy Directive (2002/58/EC); and

-	“Personal Data” shall mean personal data or personal information regulated by Data Protection Legislation.
17.	Employees – Pensions
(a)

Schedule 17(a) identifies any individuals employed by the Group Companies who are entitled as of the date of this Agreement to an annual gross remuneration greater than €150,000 (fixed and variable) or who participate in trade unions or employee representative functions within the Group (the Highly Compensated Employees), and indicates for each of them their duties, term of office and a description of their compensation details (including any bonuses, equity-based compensation or any other material advantage of any kind).

(b)

None of the Managers or Highly Compensated Employees of the Group Companies have resigned or have informed the Seller or any Group Company in writing of his/her intention to resign. None of them has been dismissed or has subject to a dismissal procedure, which is pending.  To the Seller’s Knowledge, no employee or independent contractor of a Group Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or independent contractor to be employed by or otherwise provide service to the Group Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(c)

Neither the Seller nor any Group Companies have undertaken to increase the rates of remuneration or to grant a bonus or advantage of any kind or pay any compensation (including, equity acceleration, severance, loan forgiveness or otherwise) to any of its employees or managers as a result of the completion of the Transaction or otherwise after the date hereof, other than as imposed by applicable Laws or in the ordinary course of business (which includes the annual remuneration increase cycle to be effective as of September 30, 2021 and the determination of the new annual compensation related to the new financial year starting July 1st 2021).

(d)

There are no pending or threatened Legal Proceedings instituted by the Labor Administration (Inspection du Travail ou DREETS), the Social Security Administration (URSSAF) or any Governmental Authority competent for labor Laws, involving any Group Company and any of its present or former employees or managers, or any union or employees' representatives.

(e)

Particulars of all employment policies (whether written or otherwise), collective bargaining agreements (whether industry-, group- or company-wide), unilateral commitments, company/group customary practices, and staff handbooks pertaining to the employees have been Disclosed in sections 1.27 and 1.31 of the Data Room.

(f)

Except as set out in Schedule 17(f), no Group Company is involved in any existing, pending or threatened material claim or dispute by or in respect of any employee or employee representative. To the Seller’s Knowledge, there are no particular action or decision taken by any Group Company in the past 12 months prior to the Closing Date that could reasonably result in any legally grounded employment dispute against any Group Company. No formal claims or allegations have been made against any Group Company, or any director or employee for discrimination, sexual or other harassment, and to the Seller’s Knowledge, such claims are not threatened.

(g)

Each Group Company has complied with its obligations to inform and/or consult with employees’ representatives bodies, including any mandatory information and/or consultation of any competent employees’ representative body in relation with the Transaction.